As filed with the Securities and Exchange Commission on March 26, 2004
                        COMMISSION FILE NUMBER 333-65794
--------------------------------------------------------------------------------


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 5 TO
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  ON FORM SB-2


                            Zomex Distribution, Inc.
             (Exact name of registrant as specified in its charter)

Nevada                                       7372                98-0412333
------                                       ----                ----------
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)       Classification Code     Identification No.)
                                           Number)

        5205 Buchanan Road, Peachland, British Columbia, Canada, VOH 1X1
                            Telephone (250) 767-2986
          (Address and telephone number of principal executive offices)

               Peter Buckley, President, Zomex Distribution, Inc.
        5205 Buchanan Road, Peachland, British Columbia, Canada, VOH 1X1
                            Telephone (250) 767-2986
           (Name, address and telephone number for Agent for Service)

                                  With copy to:
                              Thomas E. Stepp, Jr.
                                 Stepp Law Group
             32 Executive Park, Suite 105, Irvine, California 92614
                     Tel: (949) 660-9700 Fax: (949) 660-9010

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------
 Title of each class of                        Proposed maximum       Proposed maximum
    securities to be        Amount to be      offering price per     aggregate offering       Amount of
       registered            registered             share                  price            registration fee
------------------------  ----------------  ----------------------  --------------------  --------------------

     Common Stock,            9,358,885             $0.002               $18,717.77              $2.37
    $.001 par value

The offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C. Registration fees of $223.99 have been previously paid.

(begin boldface)
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
(end boldface)

                                   Prospectus
                            Zomex Distribution, Inc.,
                              a Nevada corporation


                        9,358,885 Shares of Common Stock

This prospectus relates to 9,358,885 shares of common stock of Zomex Distribution, Inc., a Nevada corporation, which may be resold from time to time by certain of its selling stockholders. No national securities exchange or the NASDAQ Stock Market lists the common stock being offered by the selling security holders, and we have not applied for listing or quotation with any national securities exchange or automated quotation system, including the Over The Counter (OTC) Bulletin Board. There is currently no public market for our shares of common stock.


The shares of common stock offered by the selling security holders have not been registered for sale under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares of our common stock should confirm the registration or qualification of any sales being offered or sold under the securities laws of the states in which transactions occur or the existence of any exemption from registration or qualification.

The selling shareholders will sell their shares for the duration of this offering at $0.002 per share.


                        Estimated Maximum Offering  Underwriting discounts and  Proceeds to
                        Price to the Public         commissions                 issuer
----------------------  --------------------------  --------------------------  -------------
Per share                     $     0.002                   $ 0.00                 $ 0.00
Total maximum                 $ 18,717.77                   $ 0.00                 $ 0.00

(begin boldface)
See the section of this prospectus entitled "Risk Factors" beginning on page 5 for factors to be considered before investing in the shares of our common stock.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
(end boldface)


                  The date of this prospectus is March 26, 2004

                                TABLE OF CONTENTS


Prospectus Summary............................................................1
Risk Factors..................................................................5
Use of Proceeds...............................................................8
Determination of Offering Price Factors Used to Determine Share Price.........8
Dilution......................................................................8
Selling Security Holders......................................................8
Plan of Distribution.........................................................13
Legal Proceedings............................................................15
Directors, Executive Officers, Promoters and Control Persons Executive
 Officers and Directors......................................................16
Security Ownership of Certain Beneficial Owners and Management...............17
Changes in Control...........................................................18
Description of Securities....................................................18
Dividend Policy..............................................................18
Interest of Named Experts and Counsel........................................19
Disclosure of Commission Position on Indemnification for Securities
 Act Liabilities.............................................................19
Indemnification Agreements...................................................19
Organization Within Last Five Years..........................................20
Description of Business......................................................21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...............................................................27
Forward Looking Statements...................................................32
Description of Property......................................................32
Certain Relationships and Related Transactions...............................32
Market for Common Equity and Related Stockholder Matters.....................34
Executive Compensation.......................................................35
Changes in and Disagreements with Accountants on Accounting and
 Financial Disclosure........................................................36
Experts......................................................................36
Additional Information.......................................................36

                               Prospectus Summary
                               ------------------

Our Business:       Our  principal  business  address  is  5205  Buchanan  Road,
-------------       Peachland,  British Columbia, Canada, VOH 1X1; our telephone number (250) 767-2986.

                    We were incorporated in Nevada on August 12, 1998. We are a developmental stage company and we acquired an early or basic version of convention registration software from Trans-National Software Distributors, Ltd., our predecessor.

                    While we plan to develop that software into full featured, multi-platform software and market it to convention centers and businesses that facilitate conventions, we currently have no business, revenues or tangible assets.

                    On January 5, 2004, we entered into an agreement with Sierra Strategic Design Inc. to provide software architectural and design services for the re-writing of our convention software. Additionally, on January 5, 2004, Business World I.T. Inc. agreed to begin market research, calling of potential customers and preparing sales strategy and literature for us.


The Offering:       This  prospectus  relates to 9,358,885  shares of our common
-------------       stock to be sold by the selling  stockholders  identified in this prospectus. The selling stockholders will sell their shares for the duration of this offering at $0.002 per share.

Absence of a        No national  securities  exchange or the NASDAQ Stock Market
Market:             lists the common stock being offered by the selling security
-------             holders,  and we have not applied  for listing or  quotation with any national securities exchange or automated quotation system, including the Over The Counter (OTC) Bulletin Board.
                    There is currently no public market for our shares of common stock and no market is likely.


Estimated use of    We will not  receive  any of the  proceeds  from the sale of
proceeds:           those shares being offered.
---------


Stock Redemption:   At such time as the  registration  statement,  of which this
-----------------   prospectus forms a part,  becomes  effective,  we will offer each holder of record of shares of our common stock the opportunity to redeem up to ten shares of our common stock for one cent ($0.01) per share.

"Blank check"       Section  (a)(2) of Rule 419 under the Securities Act of 1933 company status: defines a blank check company as a company that is issuing --------------- penny stock and that is "a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity." In an adopting release, the Commission stated that it would "scrutinize... offerings for attempts to create the appearance that the registrant...has a specific business plan, in an effort to avoid the application of Rule
                    419." See Securities Act Release no. 6932 (April 13, 1992).

                    We believe that we are not a blank check company  subject to
                    ------------------------------------------------------------
                    the  provisions  of Rule  419,  pursuant  to the  guidelines
                    ------------------------------------------------------------
                    specified in that release.
                    --------------------------

                    The provisions of that release discuss the Rule 419 provisions which specify that a "blank check company" means a development stage company that either has no specific business plan or purpose, or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies and is issuing "penny stock" as defined in Rule 3a51-1 of the Securities Exchange Act of 1934. Additionally, a development stage company is defined in Rule 1-02(h) of Regulation S-X as a company that is devoting substantially all of its efforts to establishing a new business in which planned principal operations have not commenced, or have commenced but there has been no significant revenue therefrom.

                    We have a specific  business  plan and have never  indicated
                    ------------------------------------------------------------
                    that  our  business  plan  is  to  engage  in  a  merger  or
                    ------------------------------------------------------------
                    acquisition with an unidentified company or companies.
                    ------------------------------------------------------

                    We are relying on the provisions of that release, which specify that start up companies with specific business plans are not subject to the provisions of Rule 419, even if operations have not commenced at the time of the offering. Although we agree that we are a development stage company, as defined in that Rule 1-02(h), we do not believe we are a blank check company, because we have a specific business plan or purpose and that business plan does not include a merger or acquisition of an unidentified company or companies. Moreover, at the time we entered into the transaction by which we acquired our computer software system, we had a specific business plan which did not include a merger with, or acquisition of, an unidentified company or companies.

                    As specified herein, our business is the development of its convention registration software into full featured, multi-platform software and thereafter to market that software to convention centers and businesses that facilitate conventions.

                    o    We have a specific  plan and budget for the next twelve
                         -------------------------------------------------------
                         months.  Our strategy is to re-architect our convention
                         -------
                         software and then re-write the software for the Windows platform. We have laid out a specific plan to achieve our goals, including (i) documenting all current features (within the existing software) and adding new features to create a comprehensive feature list, (ii) defining a new software and hardware system architecture document that is suitable for business and market objectives, (iii) determining the appropriate software design specification from the system architecture document, (iv) writing the software code,
                         (v) preparing for sales and marketing, (vi) performing tests and quality assurance, and (vii) selling into the marketplace. We have also developed a budget to meet these stated goals.

                    o    We  have  entered  into   contracts  to  implement  the
                         -------------------------------------------------------
                         business  plan.  Specifically,   on  January  5,  2004,
                         ---------------
                         Business World I.P. IT Inc. agreed to begin market research, calling of potential customers and preparing sales strategy and literature for us. Additionally, on January 5, 2004, we entered into an agreement with Sierra Strategic Design Inc. to provide software architectural and design services for the software re-write.

                    o    Our  founder,  Peter  Buckley,  has  experience  in the
                         -------------------------------------------------------
                         development  of  software.  Mr.  Buckley  served  as  a
                         --------------------------
                         management consultant to Exan Mercedes, which markets and develops software for dental office management, from September 1997 to June 1998. From June 30, 1998 to the present, Mr. Buckley has also been the Secretary and a director of Backup-2-net Services, Inc., which operates an internet service which provides backup and encrypted copies of client's critical files and records.

                    o    We have a plan to obtain  financing.  We plan to secure
                         ------------------------------------
                         technical and marketing guidance in the next six months through major shareholders and their contacts at low to minimal cost. We plan to meet our cash needs for the next six months utilizing loans from shareholders. We have an agreement securing temporary debt financing of approximately $20,000 from Peter Buckley. In March 2004 he provided us with a $9,000 loan, and the loan is unsecured, non-interest bearing and is due on demand. Mr. Buckley has orally committed to providing the $11,000 balance of such financing, and we plan to secure such financing in April 2004. Mr. Buckley has indicated that he will provide such financing even if his shares are sold in this offering; however, he is not legally obligated to provide such financing. In the future, we plan to secure additional financing through either secondary offerings of securities, private placements of securities, or partnering arrangements with other companies.

                    For the reasons specified above, we do not believe we are a blank check company, as contemplated by the provisions of Rule 419, and we should not be considered as such.

                            Summary of Financial Data
                            -------------------------

The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements, including the notes to those financial statements, which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis" in this prospectus.

                                  For year ended          From August 12, 1998
                                  December 31, 2003       (Date of Inception) to
                                  -----------------       December 31, 2003
                                                          ----------------------
Revenue                           $ Nil                   $ Nil
Net Loss for the Period           ($35,407)               ($94,119)
Basic Loss Per Share              ($0.00)                 ($0.01)

                                  As at
                                  December 31, 2003
                                  -----------------
Cash                              $20
Total Assets                      $20
Current Liabilities               $78,467
Total Liabilities                 $84,767
Accumulated Deficit               ($94,119)
Total Stockholders' Equity        ($84,747)

                                  Risk Factors
                                  ------------

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative and involves a lot of risks. No purchase of our common stock should be made by any person who is not prepared to lose the entire amount of his or her investment.

We have incurred losses since  inception and substantial  doubt exists about our
--------------------------------------------------------------------------------
ability to continue as a going concern.
---------------------------------------


Since our formation on August 12, 1998, we have incurred losses in all reporting periods. At December 31, 2003, we had accumulated a deficit during the development stage of $94,119 and we have not generated any revenues. At December 31, 2003, the date of our most recent audited financial statements, we had available cash of $20 and at March 23, 2004, we had available cash of approximately $500. The auditors' report in our financial statements as at December 31, 2003 and 2002 includes an explanatory paragraph that states that we have not generated revenues and have an accumulated deficit since inception, factors which raise substantial doubt about our ability to continue as a going concern. We must raise additional capital to continue to fund our business plan. We will not receive any proceeds from this offering.

We have obligations due in the next year, which we may be unable to pay.
------------------------------------------------------------------------

We have paid approximately $40,000 in connection with this offering. Those offering expenses have been paid with funds which we have borrowed from one of our shareholders, Firm Foundation, which is controlled by John DeVries, Peter Buckley's brother-in-law, and from Peter Buckley, our President. In March 2004, Mr. Buckley provided us with a $9,000 loan, and the loan is unsecured, non-interest bearing and is due on demand. Mr. Buckley has orally committed to providing the $11,000 balance of such financing, and we plan to secure such financing in April 2004. Mr. Buckley has indicated that he will provide such financing even if his shares are sold in this offering; however, he is not legally obligated to provide such financing.

Additionally, on January 5, 2004, we entered into agreements with Sierra Strategic Design Inc. and Business World I.T. Inc. Under these agreements, we are obligated to make cash payments to Sierra Strategic Design Inc. beginning in May 2004 and Business World I.T. Inc. beginning in July 2004. If we do not secure the financing from Peter Buckley, as well as additional financing, we will default on those obligations. If we default on those obligations, it is unlikely that Sierra Strategic Design or Business World I.T. will continue to provide us with services to further our business plan and if either Sierra Strategic Design or Business World I.T. choose to take action to enforce the obligations, we would be forced to liquidate our assets, declare bankruptcy or discontinue our business.


We have overdue promissory notes and demand notes, which we are unable to pay.
------------------------------------------------------------------------------


We owe $3,600 which we borrowed from stockholders and which is evidenced by outstanding unsecured, non-interest bearing promissory notes which were due on March 16, 2001, and remain unpaid. In addition we have borrowed $9,000 from Peter Buckley, our President and a stockholder, and $74,867 from another stockholder, Firm Foundation, which loans are unsecured, non-interest bearing and is due on demand. Although the holders have taken no action to enforce payment, they might do so in the future. If the holders take action to enforce the debts, we would be forced to liquidate our assets, declare bankruptcy or discontinue our business.


If we are not able to effectively  compete  against other software  providers in
--------------------------------------------------------------------------------
the convention software industry, we may not generate any revenues.
-------------------------------------------------------------------

The market for our products is intensely competitive and subject to rapid change. Our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a large installed base of customers than we do. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of competitive products than we can. There is also a substantial risk that announcements of competing products by large competitors could result in the delay or postponement of customer orders in anticipation of the introduction of such new products.

Even if we raise sufficient capital to continue as a going concern, we will need
--------------------------------------------------------------------------------
to raise additional capital to develop,  market and distribute our software.  If
--------------------------------------------------------------------------------
we do not  raise  additional  capital,  we will  not be able to  compete  in the
--------------------------------------------------------------------------------
convention software market.
---------------------------

Our software is an early or basic version of convention registration software and is not developed enough to compete for customers in the convention software solutions market. In order to develop that software into full featured, multi-platform software and market it to convention centers and businesses that facilitate conventions, and receive revenues from the commercial exploitation of our software, we will have to raise considerable additional capital for research and development.

Our ability to raise  additional  capital by the sale of our stock may be harmed
--------------------------------------------------------------------------------
by competing resales of our common stock by the selling security holders.
-------------------------------------------------------------------------

We anticipate that we will attempt to raise additional capital in the near future by sales of our securities. Sales by our selling security holders would make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate, because the selling security holders may offer to sell their shares of common stock to potential investors for less than we do. Moreover, potential investors may not be interested in purchasing shares of our common stock from us, or at all, if the selling security holders are selling their shares of common stock.

We are dependent on the efforts and abilities of Peter Buckley, who is currently
--------------------------------------------------------------------------------
our only officer and sole director,  and who may not devote  sufficient  time to
--------------------------------------------------------------------------------
our affairs and may leave us at any time.
-----------------------------------------


Mr. Buckley has existing responsibilities and may have additional responsibilities to provide management and services to other entities. As a result, conflicts of interest between us and the other activities of those entities may occur from time to time, in that Mr. Buckley, and any of our future officers and directors, may have conflicts of interest in allocating time, services, and functions between the other business ventures in which they may be or become involved and our affairs. Mr. Buckley has indicated that he intends to spend 50 per cent of his business time on matters pertaining to us.

Additionally, we cannot guaranty that Mr. Buckley will remain with us for any length of time. We currently do not have any employment or non-competition agreements with Mr. Buckley, but we anticipate that we will enter into an employment agreement with Mr. Buckley in the future, provided that we fill at least two of the vacancies on our board of directors with outside directors who can form a compensation committee and negotiate, on behalf of us, with Mr. Buckley regarding the terms and conditions of such an employment agreement. Though he is offering the vast majority of his shares for sale, Mr. Buckley has indicated that he intends to remain in his current capacity with us if he sells his shares.


As our only officer and director,  Mr.  Buckley exerts almost total control over
--------------------------------------------------------------------------------
our operations, except for matters requiring approval of our shareholders.
--------------------------------------------------------------------------

Although Mr. Buckley owns less than 5% of our outstanding stock, as our only officer and director, he currently controls our day-to-day operations and our business affairs and policies. Mr. Buckley lacks experience in the convention software area. We do not have an employment agreement with Mr. Buckley and there can be no assurance he will remain employed by us as an officer or affiliated with us as the sole director. Should he cease to be affiliated with us before a qualified replacement could be found, we could be left without any management.


We are  registering  the vast majority of our issued and  outstanding  shares of
--------------------------------------------------------------------------------
common  stock,  including  those shares  owned by our only  current  officer and
--------------------------------------------------------------------------------
director, Mr. Buckley. The selling security holders,  including Mr. Buckley, may
--------------------------------------------------------------------------------
sell their shares  immediately  after those shares are  registered,  which could
--------------------------------------------------------------------------------
significantly  decrease the price of our common  stock and reduce Mr.  Buckley's
--------------------------------------------------------------------------------
desire to see us succeed.
-------------------------

The vast majority of the stock owned by the selling security holders will be registered by a registration statement, of which this prospectus is a part. In the event that the selling security holders sell some or all of their shares, the price of our common stock could decrease significantly. If Mr. Buckley sells all or most of his shares, he would no longer have the same incentive to see us succeed. Moreover, a conflict of interest may occur between Mr. Buckley's duties to us and his personal interest in selling his shares. Specifically, Mr. Buckley has committed to provide debt financing of approximately $20,000. In March 2004, he provided us with a $9,000 loan, and the loan is unsecured, non-interest bearing and is due on demand. Mr. Buckley has orally committed to providing the $11,000 balance of such financing, and we plan to secure such financing in April 2004. Mr. Buckley has indicated that he will provide such financing even if his shares are sold in this offering; however, he is not legally obligated to provide such financing.

Because we lack a public  market for shares of our common  stock,  the  offering
--------------------------------------------------------------------------------
price of the shares  was  arbitrarily  determined  and it may be  difficult  for
--------------------------------------------------------------------------------
investors to sell their shares.
-------------------------------

Our common stock is not publicly traded and we do not participate in the Over the Counter (OTC) Bulletin Board, an electronic quotation medium for securities not traded on a securities exchange. The offering price for the shares of common stock has been arbitrarily established and was not determined by reference to any traditional criteria of value, such as book value, earnings or assets. Therefore, the offering price of shares of our common stock may not reflect the value of such shares and purchasers of our common stock may be unable to sell their shares.


We cannot guaranty that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and the introduction of new products and services. Factors such as announcements of new or enhanced products by us or our competitors and quarter-to-quarter variations in our results of operations, as well as market conditions in the technology sector may have a significant impact on the market price of our shares. Further, the stock market has experienced extreme volatility that has particularly affected the market prices of stock of many companies, particularly technology companies, and that often has been unrelated or disproportionate to the operating performance of those companies.

                                 Use of Proceeds
                                 ---------------

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling security holders.

      Determination of Offering Price Factors Used to Determine Share Price
      ---------------------------------------------------------------------


The offering price of the 9,358,885 common shares being offered by the shareholders has been determined arbitrarily and has no relationship to any established criteria of value, such as book value or earnings per share.
Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of the common shares is not based on past earnings, nor is the price of the common shares indicative of current mark value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.


                                    Dilution
                                    --------

The shares offered for sale by the selling security holders are already issued and outstanding and, therefore, do not create additional dilution.

                            Selling Security Holders
                            ------------------------


The following table sets forth the number of shares that may be offered for sale from time to time by the selling security holders. With the exception of Brent Mussche, Hank Van der Woerd, and Terry Scott, all of the selling shareholders were originally shareholders of Trans-National Software Distributors, Ltd., our predecessor. None of the selling security holders has held any position or office with us, except Peter Buckley, our sole officer and director. David DeVries is Mr. Buckley's nephew, and John DeVries, who is the only officer, director and shareholder of Firm Foundation, is Mr. Buckley's brother-in-law. Brent Mussche and Hank Van der Woerd are both brothers-in-law of John DeVries. Other than those relationships, none of the selling security holders had or have any material relationship with us or with Mr. Buckley.

Name of Selling Security Holder   Number of Shares   Percentage   Number/Percentage
                                                                  After Offering (1)
--------------------------------  -----------------  -----------  -------------------
Firm Foundation                     863,115           9.22%            0%
David Goertz                        844,990           9.03%            0%
Luke Stack                          424,990           4.54%            0%
453816 B.C. Ltd (2)                 844,990           9.03%            0%
Ken Hogenes                         844,990           9.03%            0%
David DeVries                       419,990           4.49%            0%
Ralph Bromely                       849,990           9.08%            0%
Ingrid Wagner                       424,990           4.54%            0%
Bob Young                           849,990           9.08%            0%
Peter Buckley                       424,990           4.54%            0%
Brent Mussche                       844,990           9.03%            0%
Hank Van der Woerd                  849,990           9.08%            0%
Terry Scott                         849,990           9.08%            0%
Adam, Ray C                              90              *             0%
Adams, Ronald G                          90              *             0%
Adelman, Donald                          90              *             0%
Adler, Marie Rose                        90              *             0%
Adoff, Seymour                           90              *             0%
Anis, Rose                               90              *             0%



                                        8






Name of Selling Security Holder   Number of Shares   Percentage   Number/Percentage
                                                                  After Offering (1)
--------------------------------  -----------------  -----------  -------------------
Avallone, Anthony                        90              *             0%
Bayek, Dorothy G                         90              *             0%
Bedford, Charles B                       90              *             0%
Bischoping, Frank/Joan                   90              *             0%
Bonacci, Sam                             90              *             0%
Bookman, George B                        90              *             0%
Boorady, Frederick A                     90              *             0%
Boorady, Frederick A                     90              *             0%
Boorady, Frederick A                     90              *             0%
Boorady, Marilyn A                       90              *             0%
Boorady, Marilyn A                       90              *             0%
Bousman, Neil S                          90              *             0%
Boyd, Marie M                            90              *             0%
Boyd, Michael A                          90              *             0%
Boyle, James C                           90              *             0%
Branch, Joe                              90              *             0%
Brooks, Christopher                      90              *             0%
Budlong, Barry                           90              *             0%
Caffall, Peter                           90              *             0%
Caramagoyo, Dominic                      90              *             0%
Cavagnuolo, Salvatore F                  90              *             0%
Cavallaro, Joseph J                      90              *             0%
Cebulski, Chester                        90              *             0%
Coble, John E                            90              *             0%
Coons, Bernard                           90              *             0%
Curtis, Franklin T                       90              *             0%
Contant, Roger                           90              *             0%
Cuva, Anthony                            90              *             0%
Davids, Harold                           90              *             0%
Davidson, Davy                           90              *             0%
Davidson, Edward M                       90              *             0%
Davidson, Robert B                       90              *             0%
Deibel, David L                          90              *             0%
Diamond, Michael                         50              *             0%
Diamond, Morris                          90              *             0%
Diamond, Shirley                        190              *             0%
Dibella, John                            90              *             0%
Dobaj, Frances M                         90              *             0%
Dobbs, Marian F                          90              *             0%
Doyle, Peter G                           90              *             0%
Dudek, Bernard                           90              *             0%
Dudek, John                              90              *             0%
Dudick, Anthony                          90              *             0%
Duvall, David                            90              *             0%
Dyer, John                               90              *             0%
Eakle, Darrel W                          90              *             0%
Edelman, Laurie                          90              *             0%
Edly, Alan                               90              *             0%



                                        9






Name of Selling Security Holder   Number of Shares   Percentage   Number/Percentage
                                                                  After Offering (1)
--------------------------------  -----------------  -----------  -------------------
Elardo, Vincent F                        90              *             0%
Elliott, Stephen                         90              *             0%
Eylward, Jason                           90              *             0%
Fadel, Skina                             90              *             0%
Feduke, Michael                          90              *             0%
Fiduciary Trust Co                       90              *             0%
Fifield, James G                         90              *             0%
Flanagan, James P                        90              *             0%
Fox, Joseph                              90              *             0%
Franchell,Raymond/Marlyn                 90              *             0%
Gaymar, Bizian                           90              *             0%
Gebhardt, Roland                         90              *             0%
Gold, David                              90              *             0%
Goldey, John S                           90              *             0%
Good, Edwin/Carol                        90              *             0%
Goodman, Geraldine                       90              *             0%
Goodman, Mimi                            90              *             0%
Habib, George                            90              *             0%
Hayden, Amy K                            90              *             0%
Haymes, Michael                          90              *             0%
Heap, Harold W                           90              *             0%
Heckman, Robert                          90              *             0%
Heidel, David E                          90              *             0%
Henck, Harriet R                         90              *             0%
Hennessey, James C                       90              *             0%
Hill, Dennis C                           90              *             0%
Hilliard, Hal                            90              *             0%
Hoboken, Cynthia S                       90              *             0%
Hodge, Joe D                             90              *             0%
Hodges, Dewey                            90              *             0%
Hodges, James M                          90              *             0%
Hodges, John E                           90              *             0%
Hodges, Richard R                        90              *             0%
Hoffberg, William E                      90              *             0%
Hoffman, Edwin A                         90              *             0%
Hoffman, Herbert S                       90              *             0%
Hoffman, Ross                            90              *             0%
Hoffman, Ruth                            90              *             0%
Hoffman, Theresa                         90              *             0%
Hoffman, Walte                           90              *             0%
Hoffman, Walter/Marjorie                 90              *             0%
Hudgins, C Jeffrey                       90              *             0%
Huyler, Helen E                          90              *             0%
Hyder, June                              90              *             0%
Hydrick, Mrs Peter                       90              *             0%
Hyland, John                             90              *             0%
Hyland, T.S                              90              *             0%
Hyman, Daniel                            90              *             0%



                                       10






Name of Selling Security Holder   Number of Shares   Percentage   Number/Percentage
                                                                  After Offering (1)
--------------------------------  -----------------  -----------  -------------------
Iodice, Austin                           90              *             0%
Jaszewski, Casimer J                     90              *             0%
Jaszewski, Hella T                       90              *             0%
Jeffries, Quinton R                      90              *             0%
Jeniczka, Richard R                      90              *             0%
Joyce, John F                            90              *             0%
Judge, Jeremy G                          90              *             0%
Kauffman, Phillip                        90              *             0%
Kaufman, Harry                           90              *             0%
Kaylif, Jerry/Elizabeth                  90              *             0%
Kennedy, Mary Kovalsky                   90              *             0%
Klein, Donald                            90              *             0%
Koffman, David L                         90              *             0%
Kozak, Antonin                           90              *             0%
Kress, Patricia A                        90              *             0%
Labella, Louis P Jr                      90              *             0%
Lamendola, Louis P                       90              *             0%
LaMorte, Patsy                           90              *             0%
Landsman, William                        90              *             0%
Lane, Richard                            90              *             0%
Laux, David F                            90              *             0%
Lavallee, Merle E.                       90              *             0%
LeBlanc, Paul Andre                      90              *             0%
LeDuc, Barbara Ann                       90              *             0%
Leone, James                             90              *             0%
Loveless, Graden E                       90              *             0%
Lubavitch, Chabad                        90              *             0%
Lubell, Alan                             90              *             0%
Luxenberg, Suzanne                       50              *             0%
Lyman, John Jr                           90              *             0%
Madhani, Arun J.                         90              *             0%
Mandeville, Olga                         90              *             0%
Marino, Robert R                         90              *             0%
Marino, Robert R                         90              *             0%
Marino, Robert R                         90              *             0%
Marino, Robert R                         90              *             0%
Marshall, Akimi                          90              *             0%
Mayhew, David                            90              *             0%
Mazzo, Louis G                           90              *             0%
McGinley, Michael D                      90              *             0%
Metz, Horace/Margaret                    90              *             0%
Meyers, Esther                           90              *             0%
Mills, Carole                            90              *             0%
Nacca, Joseph R                          90              *             0%
Naclerio, Louise Sidoli                  90              *             0%
Nadelman, Melvin                         90              *             0%
Nadich, Judah                            90              *             0%
Naidich, David P                         90              *             0%



                                       11






Name of Selling Security Holder   Number of Shares   Percentage   Number/Percentage
                                                                  After Offering (1)
--------------------------------  -----------------  -----------  -------------------
Napiorkowski, Witold M                   90              *             0%
Naylor, Susan                            90              *             0%
Needham, Dottie                          90              *             0%
Neufeld, Milton Revoc.Trust              90              *             0%
Neufeld, Stephen                         90              *             0%
Neukomm, Hans                            90              *             0%
Neville, Susan                           90              *             0%
Niedeber, Irwin                          90              *             0%
Noble, James W                           90              *             0%
Novick, Edward                           90              *             0%
Novick, Julius                           90              *             0%
Osber, Martin                            90              *             0%
Phelps, Bruce                            90              *             0%
Phillips, Richard/Marion                 90              *             0%
Pikuzinski, Edmund                       90              *             0%
Pokorak, Joseph H                        90              *             0%
Potter, Barbara L                        90              *             0%
Raviola, Frank D                         90              *             0%
Redak, Harvey E                          90              *             0%
Reeg, Donald H                           90              *             0%
Rehwinkel, Joseph L                      90              *             0%
Rice, Donovan                            90              *             0%
Rievman, Ellen                           90              *             0%
Roche, Gerald D                          90              *             0%
Rodbell, Sidney                          90              *             0%
Rogers, Clarence A                       90              *             0%
Rose, Richard                            90              *             0%
Rozewicz, Walter                         90              *             0%
Rudolph, Rolland R                       90              *             0%
Ryberg, John C                           90              *             0%
Sall, Lawrence                           90              *             0%
Saraf, John                              90              *             0%
Sardi, Joseph/Elda                       90              *             0%
Savage, James H                          90              *             0%
Sayler, John M                           90              *             0%
Scholl Valentine                         90              *             0%
Seidmann, Paula Jane                     90              *             0%
Seostrom, Lillian                        90              *             0%
Simons, Benton R.                        90              *             0%
Sklarsky, Richard A                      90              *             0%
Smith, June L                            90              *             0%
SOE Trust                                90              *             0%
Sokol, Stephen                           90              *             0%
Southward Investments                   190              *             0%
Spector, Helene R                        90              *             0%
Strong, Warner/Mary                      90              *             0%
Sukenik, Rachelle                        50              *             0%
Sylvester, Anna                          90              *             0%



                                       12






Name of Selling Security Holder   Number of Shares   Percentage   Number/Percentage
                                                                  After Offering (1)
--------------------------------  -----------------  -----------  -------------------
Takahashi, Yoshiko                       90              *             0%
Taylor, Frank J                          90              *             0%
Taylor, George J. Jr                     90              *             0%
Taylor, Jane Lincoln                     90              *             0%
Taylor, Joan Alice                       90              *             0%
Taylor, Robert F. Jr                     90              *             0%
Taylor, Rosalind E                       90              *             0%
Tedford, Kenneth                         90              *             0%
Thaler, Elizabeth E                      90              *             0%
Thorp, Brian                             90              *             0%
Tietjen, Robert H                        90              *             0%
Tobin, Alexander                         90              *             0%
Todd, Thomas                             90              *             0%
Tramdot Development Corp                190              *             0%
Tyler, Edward                            90              *             0%
Tyler, Louise                            90              *             0%
Upoff, Barry                             90              *             0%
Webler, Roy F.                           90              *             0%
Weeks, Rober                             90              *             0%
Wehmann III, A Conrad                    90              *             0%
Weiblen, William/Eileen                  90              *             0%
Weit, Gerald                             90              *             0%
White, Richard G.                        90              *             0%
Widmann, Robert T                        90              *             0%
Widmer, Caroline                         90              *             0%
Wilke, Barbara H                         90              *             0%
Woodman, Harry                           90              *             0%
Woodman, Russell/Phyllis                 90              *             0%
Wyckoff, Claire                          90              *             0%
Wygmans, John                            90              *             0%
Wyle, T. Alan                            90              *             0%
Wylie, Deborah                           90              *             0%
Zipkin, Sylvia                           90              *             0%
Zygrel, John                             90              *             0%
Totals                            9,358,885          99.97%         0.00%
------                            ---------          ------         -----

*    Less than one percent.
     (1)  Assumes all offered shares will be sold.
     (2) William Gold is the president, director, and majority shareholder of 453816 B.C. Ltd., a British Columbia corporation


                              Plan of Distribution
                              --------------------

The selling shareholders will sell their shares for the duration of this offering at $ 0.002 per share. We intend to apply to the NASD to have our shares listed on its Over the Counter (OTC) Bulletin Board quotation service. To date, no actions have been taken to apply to the NASD to have our shares listed on its Over the Counter (OTC) Bulletin Board quotation service. Our common stock is not currently listed on any national exchange or electronic quotation system. The selling stockholders may use any one of more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;
     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     o purchases by a broker-dealer as principal and resale by such broker or dealer for its account;
     o an exchange distribution in accordance with the rules of the applicable exchange;
     o    privately negotiated transactions;
     o    a combination of any such methods of sale; and
     o    any other method permitted pursuant to applicable law.


We have paid approximately $40,000 in connection with this offering. Those offering expenses have been paid with funds which we have borrowed from one of our shareholders, Firm Foundation, which is controlled by John DeVries, Peter Buckley's brother-in-law, and from Peter Buckley, our President. In March 2004, Mr. Buckley provided us with a $9,000 loan, and the loan is unsecured, non-interest bearing and is due on demand. Mr. Buckley has orally committed to providing the $11,000 balance of such financing, and we plan to secure such financing in April 2004. Mr. Buckley has indicated that he will provide such financing even if his shares are sold in this offering; however, he is not legally obligated to provide such financing.


Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. If the selling security holders decide to enter into agreements after this registration statement is declared effective to sell their shares to a broker-dealer as principal, then we will file a post-effective amendment to the registration statement identifying the broker-dealer, providing the required information regarding the plan of distribution and file the agreement as an exhibit.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of shares.

Regulation M
------------

Regulation M, and Rules 100 through 105 under Regulation M, govern the activities of issuers, underwriters, and other persons participating in a securities offering and contain provisions designed to eliminate the risks of illegal manipulation of the market price of securities by those persons.

Regulation M proscribes certain activities that offering participants could use to manipulate the price of an offered security. Regulation M contains six rules covering the following activities during a securities offering: (1) activities by underwriters or other persons who are participating in a distribution (i.e., distribution participants) and their affiliated purchasers; (2) activities by the issuer or selling security holder and their affiliated purchasers; (3) NASDAQ passive market making; (4) stabilization, transactions to cover syndicate short positions, and penalty bids; and (5) short selling in advance of a public offering. Of particular importance to our selling security holders, and potential purchasers of their shares being offered for resale, are Rule 102 and Rule 104.

Rule 102 applies only during a "restricted period" that commences one or five business days before the day of the pricing of the offered security and continues until the distribution is over. Rule 102 covers issuers, selling security holders, and related persons. The rule allows issuers and selling security holders to engage in market activities prior to the applicable restricted period. During the restricted period, Rule 102 permits bids and purchases of odd-lots, transactions in connection with issuer plans, and exercises of options or convertible securities by the issuer's affiliated purchasers, and transactions in commodity pool or limited partnership interests during distributions of those securities.

Rule 104 regulates stabilizing and other activities related to a distribution. Rule 104 allows underwriters to initiate and change stabilizing bids based on the current price in the principal market (whether U.S. or foreign), as long as the bid does not exceed the offering price. Also, by providing for greater disclosure and record keeping of transactions that can influence market prices immediately following an offering, Rule104 addresses the fact that underwriters now engage in substantial syndicate-related market activity, and enforce penalty bids in order to reduce volatility in the market for the offered security.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this Registration Statement, they are required to comply with Regulation M.

Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Penny Stocks
------------

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, such as shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control of the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

                                Legal Proceedings
                                -----------------

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

          Directors, Executive Officers, Promoters and Control Persons
          ------------------------------------------------------------
                        Executive Officers and Directors
                        --------------------------------

The following table and biographical information provides additional information about Mr. Buckley which potential purchasers of our common stock should consider before making any investment decision.

      Name               Age                         Position
      ----               ---                         --------
Peter C. Buckley          50       President, Secretary, Treasurer, and Director


Peter C. Buckley has been our president, secretary, treasurer, and sole director since December 3, 1998, and he is therefore solely responsible for management of our company. From June 30, 1998 to the present, Mr. Buckley has also been the Secretary and a director of Backup-2-net Services, Inc., which operates an internet service which provides backup and encrypted copies of client's critical files and records. He served as a management consultant to Exan Mercedes, which markets and develops software for dental office management, from September 1997 to June 1998. Mr. Buckley also served as a supervisor for the Oldham Corporation, managing the city of Oldham, England's city maintenance crews from September of 1977 through September 1997. Mr. Buckley currently resides at 5205 Buchanan Road, Peachland, British Columbia, Canada, VOH 1X1. He is David DeVries' uncle and John DeVries' brother-in-law, shareholders who control the voting power, in the aggregate, of 1,283,125 shares of our issued and outstanding common stock by virtue of direct ownership (David DeVries owns 420,000 shares, held in his own name, and John DeVries beneficially owns 863,125 shares held by Firm Foundation, as he is Firm Foundation's sole officer, director and shareholder.

On February 26, 1999, we agreed to purchase software known as "Convention System" from Trans-National Software Distributors, Ltd. in exchange for 9,371,905 of our common shares. At that time, Peter Buckley controlled both Trans-National and us. Peter Buckley remains the president, secretary, treasurer and sole director of Trans-National Software Distributors Ltd.

We plan to bring the company into an operational state by securing temporary debt financing of approximately $20,000 from Mr. Buckley. In March 2004, he provided us with a $9,000 loan, and the loan is unsecured, non-interest bearing and is due on demand. Mr. Buckley has orally committed to providing the $11,000 balance of such financing, and we plan to secure such financing in April 2004. Mr. Buckley has indicated that he will provide such financing even if his shares are sold in this offering; however, he is not legally obligated to provide such financing.

Mr. Buckley will hold office until his resignation or removal. He intends to spend 50 per cent of his business time on matters pertaining to us. Though he is offering the vast majority of his shares for sale, Mr. Buckley has indicated that he intends to remain in his current capacity with us if he sells his shares.


There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining Mr. Buckley from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting him of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony.

         Security Ownership of Certain Beneficial Owners and Management
         --------------------------------------------------------------


The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 26, 2004 by each person or entity known by us to be the beneficial owner of more than 5% of the issued and outstanding shares of our common stock and by our sole officer and director.


                      Name and Address of Beneficial        Amount and Nature of        Percent of
  Title of Class                  Owner                       Beneficial Owner             Class
------------------  ----------------------------------  -----------------------------  -------------
   Common Stock               Peter Buckley               425,000 shares; president,       4.5%
                            5205 Buchanan Road           secretary and sole director,
                      Peachland, B.C. Canada V0H 1X1

   Common Stock                                            All directors and named         4.5%
                                                        executive officers as a group

   Common Stock            Firm Foundation (1)            863,125 shares; principal
                         Warrens Industrial Park                 shareholder               9.2%
                      Warrens, St. Michael Barbados

   Common Stock               David Goertz                845,000 shares; principal
                          #146 - 445 Yates Road                  shareholder               9.0%
                      Kelowna, B.C., Canada V1V 1Y4

   Common Stock           453816 B.C. Ltd. (2)            845,000 shares; principal        9.0%
                           2638 Delahaye Drive                   shareholder
                     Coquitlam, B.C., Canada V3B 7E7

   Common Stock                Ken Hogenes                845,000 shares; principal        9.0%
                           19044 - 32nd Avenue                   shareholder
                      Langley, B.C., Canada V3S 4N8

   Common Stock               Ralph Bromely               850,000 shares; principal
                          1861 Mountain Avenue                   shareholder               9.1%
                      Kelowna, B.C., Canada V1Y 7J4

   Common Stock                 Bob Young                 850,000 shares; principal
                          1635 Willow Crescent                   shareholder               9.1%
                      Kelowna, B.C., Canada V1Y 4K4


   Common Stock               Brent Mussche (3)           845,000 shares; principal
                            11727 75a Avenue                     shareholder               9.0%
                       Delta, B.C., Canada V4C 1J6

   Common Stock            Hank Van der Woerd (3)         850,000 shares; principal
                           2190 McCallum Road                    shareholder               9.1%
                    Abbotsford, B.C., Canada V2S 3P3


   Common Stock                Terry Scott                850,000 shares; principal
                           820 Stonybrook Road                   shareholder               9.1%
                      Kelowna, B.C., Canada V1W 4P3

     (1)  The  sole  officer,   director  and  shareholder  is  Peter  Buckley's
          brother-in-law, John DeVries.
     (2)  The majority shareholder is William Gold.

     (3) Brent Mussche and Hank Van der Woerd are both brothers-in-law of John De Vries.


Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

None of the principal shareholders has any verbal or written understanding which would suggest that the principal shareholders are acting as a partnership, syndicate, or other group for the purpose of acquiring, holding or disposing of securities of the company or voting as a group. However, because a small number of persons, some of whom are close relatives, own almost all of the issued and outstanding shares of common stock, it is likely that a minority investor will not have any effective influence over those matters which require shareholder approval.


                               Changes in Control
                               ------------------

We are not aware of any arrangements that may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

                            Description of Securities
                            -------------------------


We are authorized to issue 100,000,000 shares of $.001 par value common stock. Each share of common stock has equal rights and preferences, including voting privileges. We are authorized to issue 10,000,000 shares of $.001 par value preferred stock. As of March 26, 2004, 9,361,605 shares of our common stock and no shares of our preferred stock were issued and outstanding.


Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefor. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.


Stock Redemption.
-----------------

At such time as the registration statement, of which this prospectus forms a part, becomes effective, we will offer each holder of record of shares of our common stock the opportunity to redeem up to ten shares of our common stock for one cent ($0.01) per share. As of March 26, 2004, (i) the approximate number of holders of record of shares of our common stock is two hundred seventy-two
(272); (ii) approximately two thousand five hundred and fifty (2,550) shares would be subject to the redemption offer; and (iii) the approximate cost to us to redeem those shares, assuming all holders redeem their shares and excluding any offering costs, would be $25.50. We will offer the redemption pursuant to the terms of a stock redemption agreement, the form of which is included as an exhibit to the registration statement, of which this prospectus forms a part. The term of the offer of redemption is one year from the date that the registration statement, of which this prospectus forms a part, becomes effective.


                                 Dividend Policy
                                 ---------------

We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

                      Interest of Named Experts and Counsel
                      -------------------------------------

No "expert", as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or our "counsel", as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in us, or was a promoter, underwriter, voting trustee, director, officer, or employee of us, at any time prior to the filing of this Registration Statement.

            Disclosure of Commission Position on Indemnification for
            --------------------------------------------------------
                           Securities Act Liabilities
                           --------------------------

Article VIII of our Articles of Incorporation provides that we shall indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, judicial, administrative or investigative, by reason of the fact that he or she is or was serving at our request as a director, officer or member of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith or in a manner he or she reasonably believed to be in our best interests. With respect to any criminal action or proceeding, he or she must have had no reasonable cause to believe his or her conduct was unlawful. Article VIII of our Articles of Incorporation also provides that:

     o we shall indemnify any officer or director who has been successful on the merits, or otherwise, in defense of any action, suit, or proceeding against all expenses reasonably incurred by him or herein connection with out the necessity of an independent determination that such director or officer met any appropriate standard of conduct;

     o such indemnification shall continue as to any person who has ceased to be an officer or director; and

     o we shall have the power to make any other or further indemnification except an indemnification against gross negligence or willful misconduct, under any resolution or agreement duly adopted by our board of directors, or duly authorized by a majority of our shareholders.

Article IX of our Articles of Incorporation provides that no director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, that the foregoing shall not apply to any liability of a director for any action for which the Nevada Business Corporation Act proscribes this limitation, and then only to the extent that this limitation is specifically proscribed.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Indemnification Agreements.
---------------------------

We anticipate we will enter into indemnification agreements with each of our directors and executive officers. We anticipate we will agree to indemnify each such person for all expenses and liabilities, including monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests. With respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

(begin boldface)
Insofar as indemnification for liabilities resulting from the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. (end boldface)

                       Organization Within Last Five Years
                       -----------------------------------

Transactions with Promoters.
----------------------------


In September 1998, we entered into promissory notes with Peter Buckley, Ralph Bromley, Ingrid Wagner, David DeVries, Luke Stack, Dave Goertz, 453816 BC Ltd., Ken Hogenes, Bob Young, Firm Foundation, and Joanna DeVries each in the amount of $900. These individuals became our majority shareholders in February 1999, as described below. In December 2003, Peter Buckley, Ralph Bromley, Ingrid Wagner, David DeVries, Luke Stack, Dave Goertz, and Firm Foundation renewed their promissory notes with a due date of December 16, 2005.


On February 26, 1999, we agreed to purchase software known as "Convention System" from Trans-National Software Distributors, Ltd. in exchange for 9,371,905 of our common shares. At that time, Peter Buckley controlled both Trans-National and us. Mr. Buckley determined that, because Trans-National owned the Convention System software, the shareholders of Trans-National Software Distributors, Ltd. each held an undivided interest in the Convention System software in proportion to each shareholder's ownership of common shares of Trans-National Software Distributors, Ltd. We, therefore, issued our common shares directly to the Trans-National Software Distributors, Ltd. shareholders in exchange for the Convention System software.

This transaction was not the result of arm's-length negotiations and its terms and conditions were determined entirely by Mr. Buckley. He determined that the fair value of the acquired software was $9,371.91 and the value of our common stock was the par value of $.001 per share. This valuation approximated the value of the software on the books of Trans-National ($10,000) at that time.

Trans-National Software Distributors, Ltd. is our predecessor. Peter Buckley remains the president, secretary, treasurer and sole director of Trans-National Software Distributors Ltd.

On March 5, 1999, Luke Stack gifted 420,000 of his shares to Brent Mussche, Ingrid Wagner gifted 425,000 of her shares to Brent Mussche, David DeVries gifted 425,000 of his shares to Hank Van der Woerd, Peter Buckley gifted 425,000 of his shares to Hank Van der Woerd, and Joanna DeVries gifted all 850,000 of her shares to Terry Scott. Luke Stack, Ingrid Wagner, David DeVries, Peter Buckley, and Joanna DeVries did not receive consideration in these transactions.


On November 13, 2003, BCM Investments, Inc., a corporation controlled by John DeVries (who also controls Firm Foundation, one of our largest stockholders), surrendered its 10,300 shares for cancellation by us. On that date, we cancelled these shares. No funds were paid in connection with the cancellation of these shares. The management of BCM informed us that BCM has become a dormant entity and the cancellation constitutes a corporate action by BCM to clean up its outstanding assets. The management of BCM considered its 10,300 share investment in us to be of little or no value, and they deemed it appropriate to request cancellation of the shares and thereby remove the shares from the books and records of BCM.

We plan to bring the company into an operational state by securing temporary debt financing of approximately $20,000 from Peter Buckley, our President. In March 2004, he provided us with a $9,000 loan, and the loan is unsecured, non-interest bearing and is due on demand. Mr. Buckley has orally committed to providing the $11,000 balance of such financing, and we plan to secure such financing in April 2004. Mr. Buckley has indicated that he will provide such financing even if his shares are sold in this offering; however, he is not legally obligated to provide such financing.


                             Description of Business
                             -----------------------

Our Background. We were incorporated pursuant to the laws of the State of Nevada
---------------
on August 12, 1998. On February 26, 1999, we acquired an early version of convention registration software from Trans-National Software Distributors, Ltd., a Nevada corporation, by the issuance of 9,371,905 shares of our $.001 par value common stock to that company, which stock ultimately was distributed to the existing shareholders of Trans-National. Our principal business address is 5205 Buchanan Road, Peachland, British Columbia, Canada, VOH 1X1; our telephone number is (250) 767-2986.

Our Current  Business and  Software.  We are a  development  stage  company.  We
------------------------------------
currently are not licensing our convention registration software, we have no customers, and we do not realistically expect to compete with our established competitors until and unless we raise additional capital to further develop our software. The software is currently using the OS/2 platform and is also designed to work with UNIX. We had been inactive from April 2002 to October 2003. We have determined that it is best to re-write the software and amend our business plan to develop software that is sensitive to current market needs.

The original software (written in UNIX) will be a template and prototype for functionality and features. We do not plan to further develop the UNIX software we acquired from Trans-National. We believe the original software has good features but is technically "dated", lacks a contemporary look and feel, and needs to be updated for the best market penetration. We believe that Microsoft Windows, and not OS/2 or UNIX, will provide us with the best probability of market success.

On January 5, 2004, Business World I.T. Inc. agreed to begin market research, calling of potential customers and preparing sales strategy and literature for us. This will be performed under contract while we look for a full-time sales staff. We have an executed contract with Business World. We expect Business World to have prepared the marketplace for the initial sales penetration by July 2004. We will pay Business World $30,000 (CDN) for their services under the agreement. They have agreed accept future payments under the contract while we complete our financing arrangements. Specifically, payment of consideration under the contract will begin on July 1, 2004 at the rate of $10,000 (CDN) per month for three months. Business World is controlled by Ted DeVries, an experienced marketer and salesman. Ted DeVries is a brother to John DeVries, who is also an officer, director, and shareholder of the Firm Foundation, which owns 863,125 of our shares.

On January 5, 2004, we entered into an agreement with Sierra Strategic Design Inc. to provide software architectural and design services for the re-writing of our convention software. They have agreed to begin work on the basis of Mr. Buckley's oral commitment to extend financing to us. Sierra Strategic will work cooperatively with Business World I.P. IT Inc. during the architecture and design phases. Sierra Strategic maintains an experienced client-server and Internet architect and design staff. We will pay Sierra Strategic $35,000 (CDN) for their services under the agreement. Sierra Strategic is providing a deferred payment plan (payments to begin on May 1, 2004 at the rate of $7,000 per month with the obligation to be paid in full by September 1, 2004) to assist us during our financing phase. There is no direct or indirect relationship between Sierra Strategic and us.

History of the Software.  Trans-National, our predecessor, purchased "Convention
------------------------
System" software that was originally developed by Exan Technology for another client. Approximately $250,000 was spent on the development of the software by Exan. John DeVries is the sole shareholder, officer and director of Exan Technology. John DeVries, is also an officer, director, and shareholder of the Firm Foundation, which owns 863,125 of our shares. Firm Foundation received those shares on February 26, 1999 as a result of our purchase of the Convention System software from Trans-National. Additionally, John DeVries is Mr. Buckley's brother-in-law.

Exan originally developed the software in 1998 as a working conceptual prototype and then sold the rights to it to a third party client. We do not know the exact costs of original development are for this prototype for Exan's client, however they are approximately $250,000. Trans-National purchased this software from
Exan on December 31, 1998 for $10,000 and held it in its inventory. Trans-National did not further develop the software while it was held in inventory. We purchased the software from Trans-National on February 26, 1999 for 9,371,905 of our common shares. The book value of the software on the books of Trans-National as of February 26, 1999 was $10,000.

Business and Background of Trans-National. Trans-National Software Distributors,
------------------------------------------
Ltd., our predecessor, was incorporated pursuant to the laws of the State of Nevada on August 12, 1998. One of Trans-National's lines of business was to acquire open-market software with market potential and then resell the software (and consulting services if required) to consumers or developers of products. Trans-National purchased this software from a third party and held it in its inventory. We purchased the Convention System software from Trans-National on February 26, 1999 for 9,371,905 of our common shares. The book value of the software on the books of Trans-National as of February 26, 1999 was $10,000. Peter Buckley controlled both Trans-National and us at the time of this transaction. Peter Buckley remains the president, secretary, treasurer and sole director of Trans-National Software Distributors Ltd.


Business  Strategy.  Our  strategy  is to  re-architect  the  software  and then
-------------------
re-write the software for the Windows platform. We are actively considering other platforms, such as Linux, for future releases.

As an added feature for the marketplace, the product offerings will incorporate web accessible features via an ASP (Application Service Provider) model. This means a portion of the developed technology will reside on central servers (accessible from our system via the Internet) and a portion of the technology will reside on computers which we will sell, rent or lease to convention venues. We will be architecting our software and hardware configurations so that short duration conferences can be sold to on a rental basis.

Products and  Services -- Current  Software  Features.  With our software in its
------------------------------------------------------
current form, it registers guests and exhibitors and classifies them by type. Accounts receivable functions, including billing, cash collection and receipt printing, are completed. Our software is capable of giving tax receipts for professional courses taken. Our software is designed to be multi-user and can handle conventions from 2,500 to 10,000 delegates. Our software also has a messaging system that allows monitors to be placed around the convention so delegates can retrieve their messages. Our software is currently using the OS/2 platform. Our convention registration software currently has four functional services that we plan to retain, each with the following features:

     o Conference Attendee Services. Our convention registration software allows conference attendees to register for conferences and hotels associated with the conference. The software has the capability to print conference admittance tickets and track those tickets. Further, the software allows for automated correspondence with conference attendees.

     o Conference Exhibitor Services. Our convention registration software allows exhibitors to register for conferences. The software allows these exhibitors to register their booth on the conference site. This service also gives exhibitors access to convention information, including booth costs.

     o Financial and Reporting Services. Our convention registration software allows the user to track financial data and create reports related to the convention, including cash receipts, billing information and attendance figures. Further, the software allows the user to track hotel reservation information.

     o System Maintenance Services. Our convention registration software features security files to protect the information relating to exhibitors, attendees and financial data. Further, the software allows the user to edit and maintain data.

Products and Services -- Software  Features to be Developed and  Re-written.  We
----------------------------------------------------------------------------
plan to develop and re-write our software so that it meets market needs. We plan to continue developing and marketing our convention registration software, which is designed specifically for booking and billing of registration, classrooms and exhibitors. We are moving the software to a Windows operating system and re-engineering the software itself to facilitate our market objectives. We plan to update ur convention registration software as follows:

     o Conference Services. We plan to update our software to track and maintain historical information on multiple conferences. Essentially, this will require that we design and maintain one large database for each user, instead of one database per event. This expanded database will also allow each user to have a master conference calendar. We plan to add features and information to assist in conference planning, from subcontractor information to available sites. Such features include: (i) advertising and marketing database records for each conference; (ii) cyber cafe registration and access to provide web and email access for conference attendees through a wireless router; and
          (iii) electronic job boards for conferences where the exhibitors have job postings.

     o Seminar and Speaker Services. We plan to update our software to add an attendee survey database for feedback on seminars and speakers as well as training and seminar database records for each conference event.

     o Event and Booth Services. We plan to update our software to easily link and transfer conference records. We plan to track event attendance and print course certificates and tax receipts. We plan to make our data web accessible and we plan to track contacts and inventory for event planning purposes.

     o Internet (ASP) Features and Baseline Architecture. We plan to update our software to utilize a JBoss application server and to operate on the Windows operating system. We are actively considering other platforms, such as Linux, for future releases. Our product offerings will incorporate web accessible features via an ASP model.

     o Enhanced Conference Attendee Services. We plan to enhance our current conference attendee service to allow for automated hotel, restaurant, after-hours event and function link generation. We plan to track emergency contact information for attendees. We plan to enhance security functions to restrict database information availability.

     o Enhanced Conference Exhibitor Services. We plan to enhance our current conference exhibitor service to allow tracking of contact information for sales persons and provide answers to frequently asked questions for conference exhibitors. We plan to add access functions and billing functions for exhibitors.

     o Enhanced Financial and Reporting Services. We plan to enhance our current financial and reporting service to allow external accounting information (invoicing and cash receipts) to be tracked using popular accounting software. We plan to add new financial and accounting detail and summary financial and statistical reports, as well as enhanced journal and reporting by period (monthly, weekly, daily and event).

     o Enhanced System Maintenance Services. We plan to enhance our current system maintenance service to allow simple database recovery and backup and to enhance security. We plan to simplify uploading and downloading data from our databases.

Market Goals
------------


Our goal is to provide quality information services and technology to the convention software industry. We believe that our role, as facilitators of an information gathering and dissemination, will enable us to achieve this goal. The following are key elements to the successful implementation of this goal:

     o Establish a position in the market for convention registration solutions, by establishing a market for convention registration solutions requiring little human assistance.
     o Become a respected market participant by creating a dedicated sales force to market the existing product and continually finding ways to improve and expand it.
     o Develop marketable software solutions by continuing to build the core technologies developed in the convention software to offer advanced, easy-to-use products based on a flexible platform that can be easily upgraded to include advanced features. We seek to provide maximum flexibility and cost effectiveness by providing clients with the ability to choose which platform they desire, e.g., Windows or Linux.
     o Enter new and existing markets and increase the number of our customers by seeking opportunities to utilize our technology and experience with convention software to create additional "branded" national services. We believe our ASP offerings (the Internet hosted portion) will also help facilitate this goal though a central marketing and data gathering database. We intend to market our software to new and established convention centers and representatives and to utilize their customer relationships and reputations for quality products to attract new key customers.


Industry Background.
--------------------

The convention software industry includes a significant variety of participants and complex information and transactions. We believe that costs associated with booking, registering and distributing guests, classrooms and exhibitors booths, convention registration-related staffing costs and registration system information technology expenses, represent a significant proportion of total operating costs. Our software, and other software offered by a large number of our competitors, simplifies the complexity of booking and registration information and transaction flows, thereby reducing the distribution costs of courses offered and exhibitors' rental of space. We believe that revenues delivered from electronically booked registrations will increase at a higher rate than overall convention industry revenues, as a greater number of conventions  acquire  electronic  booking  capabilities.  The  registration  and commission payment processes in the convention industry are complex and information intensive. Making a registration requires significant amounts of data, such as rates, features and availability. This complexity is compounded by the need to confirm, revise or cancel registrations, which generally requires that multiple parties have ongoing access to real-time registration information. Similarly, the process of reconciling and paying ticket agencies is based on transaction-specific convention data. In addition, information regarding cancellations and "no-shows" need to be accurately communicated in order to reconcile commission payments.

Registrations by exhibitors for conventions are made by direct registrations by the traditional methods of telephone or facsimile machine to ascertain rates, features and availability and to make registrations. Increasingly, individuals can conduct all aspects of this transaction by central registration and websites.

Registrations by guests for conventions are made either directly by individual travelers or indirectly by intermediaries. Individual travelers typically make direct registrations by the traditional methods of telephone or facsimile machine to ascertain rates, features and availability and to make registrations.

Increasingly, individuals can conduct all aspects of this transaction by central registration and ticket agencies websites. Intermediaries for convention registration access information either by telephone, facsimile machine or websites.

A number of current trends are affecting the convention industry:

     o The convention industry has been shifting from manual to electronic means of making guest or exhibitor registrations. As more conventions become electronically bookable, we expect that electronic convention registrations will increase substantially in the United States during the next several years.
     o An increasing number of individual travelers and exhibitors are making convention registrations electronically on the Internet.
     o Convention commissions are becoming increasingly important to ticket agencies as a source of revenue. Ticket agencies desire to increase their revenue by making more convention registrations to offset the effects of increased competition among ticket agencies.
     o Participants in the ticket industry increasingly desire detailed, customized information regarding convention distribution that can be delivered in a timely manner. Much of the information currently available regarding convention distribution does not contain in-depth detail about the information that is valuable to a potential guest.

Website.  We do not currently have a website and this places us at a competitive
--------
disadvantage.  Most of our  competitors  maintain  an Internet  presence,  which includes websites and some Internet advertising. One of our goals is to establish a website to serve as a digital community for businesses and convention attendees. A community website allows interaction and exchange of information between businesses and consumers. For example, our proposed convention community website would allow business and consumers to interact regarding new products, and up-to-date information regarding conventions within the United States and elsewhere, for both the businesses involved and individual attendees. Our proposed digital community website could be developed to allow users to interact with other convention contributors and attendees and obtain advice, products and services from vendors, as well as purchase our software and related products. However, we do not currently have capital available to design and maintain such a website.

Initially, we intend to use our website to provide our information, including our address, telephone number and e-mail address. It will also act as a springboard to our ASP (Application Service Provider) product offerings. We also intend to further develop the website to market the software. We will treat the website as a separate cost center and plan to develop it only as it facilitates growth in revenue and profitability.

If we generate significant revenues from the sale of our software, we plan to expand and design our website to serve as a digital community for businesses and convention attendees. A community website allows interaction and exchange of information between businesses and consumers. For example, our proposed convention community website would allow business and consumers to interact regarding new products, and get up-to-date information regarding conventions within the United States and elsewhere, for both the businesses involved and individual attendees. Our proposed digital community website could be developed to allow users to interact with other convention contributors and attendees and obtain advice, products and services from vendors, as well as purchase our software and related products. We also believe that market opportunities can be developed with the chambers of commerce or tourist and economic development organizations of various cities.

Advertising.  If we generate  significant  revenues,  we anticipate that we will
------------
expand and develop our website as a digital community website for businesses and consumers. If we develop our website as we anticipate, we believe that we will be able to generate advertising revenues from companies seeking to advertise their products and services to the convention community, such as venues, catering companies, etc., and those desiring to advertise on our website. We also recognize the need for effective use of our Internet advertising dollar through effective search engine positioning.

Our Competition.
----------------

The markets in which we anticipate competing are intensely competitive, subject to rapid change, and significantly affected by new product introductions and related marketing activities of industry participants.

Our  competitors  have  longer  operating   histories,   significantly   greater
financial, technical, marketing and other resources than us, significantly greater name recognition and a large installed base of customers. Many of our current competitors have established cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. These cooperative relationships may limit our ability to sell our products.

Accordingly, we are at a competitive disadvantage, especially as we require additional funds to affect our business plan and develop our software. We expect that the competition in this industry will become even more intense as a result of software industry consolidation. Increased competition is likely to result in price reductions, fewer customer orders, reduced margins and loss of market share, all of which will make it harder to market our software. In addition to these well-established competitors, because there are relatively low barriers to entry in the software market, we may encounter additional competition from many established and emerging companies in related industries, such as the travel industry.

Competitors possess industry-specific expertise that may enable them to offer a solution where they already have a reputation among potential customers. There can be no assurance that these competitors, almost all of whom have significantly greater resources than we do, will not market software that has the same features as our software, at a lower price. It is also possible, and even probable given the history of the industry, that new competitors or alliances among competitors will emerge and rapidly acquire significant market share, placing us at a further competitive disadvantage.


Our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we do. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of competitive products than we can. There is also a substantial risk that announcements of competing products by large competitors could result in the delay or postponement of customer orders in anticipation of the introduction of such new products.


Proprietary Rights.
-------------------

Our ability to compete effectively will also depend, in part, upon our ability to preserve our trade secrets and operate without infringing the proprietary rights of other parties.

Our Research and Development.
-----------------------------

We must spend considerable funds on research and development if our computer software is going to become competitive.


In the years ended December 31, 2003 and December 31, 2002, we spent no funds on research and development.

On January 5, 2004, we entered into an agreement with Sierra Strategic Design Inc. to provide software architectural and design services for the re-writing of our convention software.

We plan to retain Sierra Strategic and the original software developers, Exan Technology, located in Vancouver, Canada, to further refine and develop our software. John DeVries is the sole shareholder, officer and director of Exan Technology. John DeVries, who is an officer, director, and shareholder of the Firm Foundation, which owns 863,125 of our shares, is Mr. Buckley's brother-in-law. We anticipate that it will cost approximately $200,000 to complete all of the developments to re-write the software.

In order to further modify our system, we must raise sufficient capital to retain Sierra Strategic and hire Exan Technology (or another contractor(s) of similar skill) to provide those services. We currently do not have funds available for such modifications.

Our competitors continue to spend significant funds on research and development of their convention industry software, as well as providing additional services, such as booking transportation and lodging, and providing customer support.

Employees.
----------


As of March 26, 2004, we have one officer and director, Mr. Buckley, and no other employees. We anticipate that we will not hire any employees until we have secured adequate financing to meet all or substantially all of our budgeted commitments for calendar year 2004. We believe our future success depends in large part upon the continued service of our Mr. Buckley and our ability to attract and retain managerial personnel.


Facilities.
-----------

Our executive, administrative and operating offices are located at 5205 Buchanan Road, Peachland, British Columbia, Canada, VOH 1X1.


Stock Redemption.
-----------------

At such time as the registration statement, of which this prospectus forms a part, becomes effective, we will offer each holder of record of shares of our common stock the opportunity to redeem up to ten shares of our common stock for one cent ($0.01) per share. As of March 26, 2004, (i) the approximate number of holders of record of shares of our common stock is two hundred seventy-two
(272); (ii) approximately two thousand five hundred and fifty (2,550) shares would be subject to the redemption offer; and (iii) the approximate cost to us to redeem those shares, assuming all holders redeem their shares and excluding any offering costs, would be $25.50. We will offer the redemption pursuant to the terms of a stock redemption agreement, the form of which is included as an exhibit to the registration statement, of which this prospectus forms a part. The term of the offer of redemption is one year from the date that the registration statement, of which this prospectus forms a part, becomes effective.


                     Management's Discussion and Analysis of
                     ---------------------------------------
                  Financial Condition and Results of Operations
                  ---------------------------------------------

Liquidity and Capital Resources.
--------------------------------


Since our formation on August 12, 1998, we have incurred losses in all reporting periods. At December 31, 2003, we had accumulated a deficit during the development stage of $94,119 and we have not generated any revenues. At December 31, 2003, the date of our most recent audited financial statements, we had available cash of $20 and at March 23, 2004, we had available cash of approximately $500.


Our only current sources of capital are:

     o Cash currently maintained in our bank account (nominal balance as of filing date)
     o    The future sale of our equity securities
     o    Additional advances (by way of promissory note) from our shareholders


We plan to bring the company into an operational state by securing temporary debt financing of approximately $20,000 from Peter Buckley, our President. In March 2004, he provided us with a $9,000 loan, and the loan is unsecured, non-interest bearing and is due on demand. Mr. Buckley has orally committed to providing the $11,000 balance of such financing, and we plan to secure such financing in April 2004. Mr. Buckley has indicated that he will provide such financing even if his shares are sold in this offering; however, he is not legally obligated to provide such financing.

We will require additional financing, but there is no assurance that such additional financing will be available. We have borrowed $9,000 from Peter Buckley, our President and a stockholder, and $74,867 from another stockholder, Firm Foundation, which loans are unsecured, non-interest bearing and is due on demand.


There are also outstanding promissory notes as follows:

Note Holder                           Amount
-----------------------------       ----------
Peter Buckley                         900.00
Ralph Bromley                         900.00
Ingrid Wagner                         900.00
David DeVries                         900.00
Luke Stack                            900.00
Dave Goertz                           900.00
453816 BC Ltd.                        900.00
Ken Hogenes                           900.00
Bob Young                             900.00
Sandra DeVries                        900.00
Joanna DeVries                        900.00
     Total promissory
     notes outstanding              9,900.00


All of the above promissory notes in this table are unsecured, non-interest bearing. In December 2003, Peter Buckley, Ralph Bromley, Ingrid Wagner, David DeVries, Luke Stack, Dave Goertz, and Firm Foundation renewed their promissory notes with a due date of December 16, 2005. The notes held by 453816 BC Ltd., Ken Hogenes, Bob Young, and Joanna Devries were due on March 16, 2001 and are now in default. The shareholders have taken no action against us for these overdue notes. Although the holders have taken no action to enforce payment, they might do so in the future. If the holders take action to enforce the debts, we would be forced to liquidate our assets, declare bankruptcy or discontinue our business.


Results of Operations.
----------------------

We have not yet realized any revenue from operations and we do not expect to be able to generate any revenues until we further modify our existing software.


Our Plan of Operation for the Next Twelve Months. Our plan of operations for the
-------------------------------------------------
next twelve months is contingent upon raising the necessary funds to implement this business plan. If we raise such funds, we plan to focus on seven key steps during the next twelve months:


     1.   Document all current features  (within the existing  software) and add
          ----------------------------------------------------------------------
          new features to create a comprehensive feature list. This feature list
          ----------------------------------------------------
          will be determined,  cooperatively, with our marketing and sales staff

          (or subcontractors if we have not yet hired a marketing and sales staff). We plan to call the new version of our software, running under Windows, "Version 1." The original software (written in UNIX) is acting as a template and prototype for functionality and features. We do not plan to further develop the UNIX software we acquired from Trans-National. We believe the original software has good features but is technically dated, lacks a contemporary look and feel, and needs to be updated for the best market penetration. As well, at this step, we will incorporate the architecture for the ASP (Internet-facing) features. We believe that Microsoft Windows, and not OS/2 or UNIX, will provide us with the best probability of market success.

     2.   Define a new software and hardware system  architecture  document that
          ----------------------------------------------------------------------
          is suitable for our business and market objectives. This document will
          ---------------------------------------------------
          detail our software and hardware strategy, key techniques, main software components and modules and how the main pieces fit together. The detailed software specifications proceed from this document. We expect that the product modules will be developed mainly for small and mid-volume client applications. However, we do plan to anticipate for market growth and higher volume clients within our base architecture.

     3.   Determine  the  appropriate  software  design  specification  from the
          ----------------------------------------------------------------------
          system architecture document. The design specification will be used by
          -----------------------------
          the programmers to write the software code.

     4.   Write the software code and prepare for sales.  The  programmers  will
          ----------------------------------------------
          write the Version 1 software.

     5.   Prepare for sales and marketing. Marketing and sales personnel (either
          --------------------------------
          employees or independent contractors if we have not yet hired such employees) will create the marketing approach and define the sales approach.

     6.   Perform Test and Quality Assurance. Testing and quality assurance will
          -----------------------------------
          be performed on the developed software.

     7.   Begin Selling. We will release the Version 1 software to our marketing
          --------------
          and sales personnel (either employees or independent contractors if we have not yet hired such employees). Marketing and sales will have been concurrently working and preparing the marketplace.

On January 5, 2004, we entered into an agreement with Sierra Strategic Design Inc. to provide software architectural and design services for the re-writing of our convention software. Sierra Strategic has begun to focus on steps 1-3 above.

In connection with these steps, we also plan to retain the original software developers, Exan Technology, located in Vancouver, Canada, to further refine and develop our software. John DeVries is the sole shareholder, officer and director of Exan Technology. John DeVries, who is an officer, director, and shareholder of the Firm Foundation, which owns 863,125 of our shares, is Mr. Buckley's brother-in-law. We anticipate that it will cost approximately $200,000 to complete all of the developments to re-write the software. We must raise sufficient capital to retain Sierra Strategic and hire Exan Technology (or another contractor(s) of similar skill) to provide those services. We currently do not have funds available for such modifications.

Additionally, on January 5, 2004, Business World I.T. Inc. agreed to begin market research, calling of potential customers and preparing sales strategy and literature for us.

Twelve month Budget and Activities. Our 12 month budget is:
-----------------------------------

Item                                                          Amount
========================================================   ============
Technical Wages or Technical Sub-contract Expense to          200,000
Sierra Strategic, Exan Technology or other contractors
(software development costs and fees)
========================================================   ============
Marketing and Sales (salaries, marketing collateral,          150,000
travel) including payments to Business World I.T. Inc.
or other contractors
========================================================   ============
Facilities Lease                                               20,000
========================================================   ============
Office Furnishings and Equipment (includes computer            30,000
equipment)
========================================================   ============
General Admin & Office Expense                                 10,000
========================================================   ============
Professional Fees                                              50,000
========================================================   ============
Web site development                                           10,000
========================================================   ============
Working Capital                                                80,000
========================================================   ============
   Total for 12 months                                        $550,000
========================================================   ============


Our failure to obtain $550,000 to complete our twelve-month plan, and potentially additional funds as a result of new business activity and planning, would significantly limit or eliminate our ability to fund our software development, sales and marketing activities, and we would not be able to compete within the convention software industry.


Twelve month Cash  Utilization and Financing.  At December 31, 2003, the date of
---------------------------------------------
our most recent audited financial statements, we had available cash of $20 and at March 23, 2004, we had available cash of approximately $500. This cash will last us less than one month from the date of this prospectus. Initial cash demands in the next three months will be low due to a focus on system architecture and marketing strategy. The majority of technical and marketing expenses will be incurred during months seven to twelve, when the software is being developed and the marketing and sales staff is being fully engaged in the marketplace. We plan to secure technical and marketing guidance in the next six months through major shareholders and their contacts at low to minimal cost. We also plan to avoid securing leased office space until we secure financing.


On January 5, 2004, Business World I.T. Inc. agreed to begin market research, calling of potential customers and preparing sales strategy and literature for us. We will pay Business World $30,000 (CDN) for their services under the agreement. Specifically, payment of consideration under the contract will begin on July 1, 2004 at the rate of $10,000 (CDN) per month for three months. Additionally, on January 5, 2004, we entered into an agreement with Sierra Strategic Design Inc. We will pay Sierra Strategic $35,000 (CDN) for their services under the agreement. Sierra Strategic is providing a deferred payment plan (payments to begin on May 1, 2004 at the rate of $7,000 per month with the obligation to be paid in full by September 1, 2004) to assist us during our financing phase.


We plan to bring the company into an operational state by securing temporary debt financing of approximately $20,000 from Peter Buckley, our President. In March 2004, he provided us with a $9,000 loan, and the loan is unsecured, non-interest bearing and is due on demand. Mr. Buckley has orally committed to providing the $11,000 balance of such financing, and we plan to secure such financing in April 2004. Mr. Buckley has indicated that he will provide such financing even if his shares are sold in this offering; however, he is not legally obligated to provide such financing. We expect to be able to meet our
                                                --------------------------------
cash needs for the next six months utilizing loans from shareholders.  There can
--------------------------------------------------------------------------------
be no assurances  that additional  loans will be available from  shareholders on
--------------------------------------------------------------------------------
favorable  terms,  if at all. There are no agreements  with any  shareholders to
--------------------------------------------------------------------------------
provide additional loans.
-------------------------

We plan to begin seeking substantial additional funding within the next three months. Our preference is to secure the needed financing within the next three months to avoid very tight schedules within the project plan during months seven to twelve. As of March 26, 2004, we have not secured additional financing, notwithstanding the oral commitment by Peter Buckley noted above.


If we do not secure financing by July 2004, we will be forced to revisit our business plan. The consequences of this would be a delaying of software release by at least 6 months.

There can be no assurance that additional funding will be available on, favorable terms, if at all. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds by entering into arrangements with collaborative partners or others that may require us to relinquish rights to certain of the products we intend to retail. However, our prediction for the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could fail as a result of a number of factors.

Twelve  month  Cash  Availability.  If  we  are  unable  to  secure  substantial
----------------------------------
financing, then we anticipate that our expenses for the next twelve months will be limited to the day-to-day expenditures necessary to conduct business, such as administrative expenses.


We plan to bring the company into an operational state by securing temporary debt financing of approximately $20,000 from Peter Buckley, our President. In March 2004, he provided us with a $9,000 loan, and the loan is unsecured, non-interest bearing and is due on demand. Mr. Buckley has orally committed to providing the $11,000 balance of such financing, and we plan to secure such financing in April 2004. Mr. Buckley has indicated that he will provide such financing even if his shares are sold in this offering; however, he is not legally obligated to provide such financing. While seeking to secure funding of
                                              ----------------------------------
the $550,000 for the next twelve months, we will incur expenses.  These expenses
--------------------------------------------------------------------------------
will be met through one or more of the  shareholders on a loan basis.  There can
--------------------------------------------------------------------------------
be no assurances  that additional  loans will be available from  shareholders on
--------------------------------------------------------------------------------
favorable  terms,  if at all. There are no agreements  with any  shareholders to
--------------------------------------------------------------------------------
provide additional loans.
-------------------------


In the future, we hope to secure financing through:
---------------------------------------------------

     o    Secondary offering(s) of our securities
     o    Private Placement(s) of our securities
     o    Entering into a partnering arrangement(s) with other companies

There can be no assurance that additional funding, including funding of our day-to-day expenditures, will be available on favorable terms, if at all. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds by entering into arrangements with collaborative partners or others that may require us to relinquish rights and/or future profits to certain of the products we intend to sell.

However, our prediction for the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could fail as a result of a number of factors.

Employees.  We  anticipate  that we will not hire  any  employees  until we have
----------
secured adequate financing to meet all or substantially all of our budgeted commitments for calendar year 2004.


Stock  Redemption.  At such time as the  registration  statement,  of which this
------------------
prospectus forms a part, becomes effective, we will offer each holder of record of shares of our common stock the opportunity to redeem up to ten shares of our common stock for one cent ($0.01) per share. As of March 26, 2004, (i) the approximate number of holders of record of shares of our common stock is two hundred seventy-two (272); (ii) approximately two thousand five hundred and fifty (2,550) shares would be subject to the redemption offer; and (iii) the approximate cost to us to redeem those shares, assuming all holders redeem their shares and excluding any offering costs, would be $25.50. We will offer the redemption pursuant to the terms of a stock redemption agreement, the form of which is included as an exhibit to the registration statement, of which this prospectus forms a part. The term of the offer of redemption is one year from the date that the registration statement, of which this prospectus forms a part, becomes effective.


                           Forward Looking Statements
                           --------------------------

Information in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking words, such as "believes", "estimates", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", or "should" or other variations thereon or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties, which could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

                             Description of Property
                             -----------------------

Property held by us. As of the date specified in the following table, we held the following property:


Property                                     December 31 2003
--------                                     ----------------
Cash                                         $20.00
Software                                     $0.00(fully depreciated)


Our Facilities.
---------------

Our sole officer and director is currently providing us with office space at no charge.

                 Certain Relationships and Related Transactions
                 ----------------------------------------------

Our sole officer and director, Peter Buckley, is the brother-in-law of John DeVries, who is the sole shareholder, president and director of Firm Foundation, and is the uncle of David DeVries. Collectively, David DeVries and John DeVries, through his ownership of Firm Foundation, beneficially own 1,283,125 shares of our common stock.

Selling   shareholders   Brent   Mussche   and  Hank  Van  der  Woerd  are  both
brothers-in-law of John DeVries.

Related Party Transactions.
---------------------------

From August 12, 1998 to December 31, 1998, we incurred professional fees amounting to $9,500.00, charged to general and administrative expenses, from BCM Investments, Inc., a corporation controlled by John DeVries, one of our largest stockholders. The transaction was in the normal course of our business and has been recorded in our financial statements at the amount paid, which is estimated to equal the fair value of those services.

We acquired our software from Trans-National Software Distributors, Ltd., our predecessor, by the issuance of 9,371,905 shares of our $.001 par value common stock to that company, which stock ultimately was distributed to the existing shareholders of Trans-National. The shares issued in the transaction involving Trans-National were valued at $9,371.95, or par value. Peter Buckley was an officer, director, and shareholder of Trans-National at the time of that transaction, and he determined the value of the computer software that was transferred. The book value of the software on the books of Trans-National as of February 26, 1999 was $10,000.


We have borrowed $9,000 from Peter Buckley, our President and a stockholder, and $74,867 from another stockholder, Firm Foundation, which loans are unsecured, non-interest bearing and is due on demand.


There are also outstanding promissory notes, held by our stockholders, as follows:

Note Holder                          Amount
-------------------------------   ------------
Peter Buckley                          900.00
Ralph Bromley                          900.00
Ingrid Wagner                          900.00
David DeVries                          900.00
Luke Stack                             900.00
Dave Goertz                            900.00
453816 BC Ltd.                         900.00
Ken Hogenes                            900.00
Bob Young                              900.00
Sandra DeVries                         900.00
Joanna DeVries                         900.00
     Total promissory
     notes outstanding               9,900.00


All of the above promissory notes in this table are unsecured, non-interest bearing. In December 2003, Peter Buckley, Ralph Bromley, Ingrid Wagner, David DeVries, Luke Stack, Dave Goertz, and Firm Foundation renewed their promissory notes with a due date of December 16, 2005. The notes held by 453816 BC Ltd., Ken Hogenes, Bob Young, and Joanna Devries were due on March 16, 2001 and are now in default. The shareholders have taken no action against us for these overdue notes.

On November 13, 2003, BCM Investments, Inc., a corporation controlled by John DeVries (who also controls Firm Foundation, one of our largest stockholders), surrendered its 10,300 shares for cancellation by us. On that date, we cancelled these shares. No funds were paid in connection with the cancellation of these shares. The management of BCM informed us that BCM has become a dormant entity and the cancellation constitutes a corporate action by BCM to clean up its outstanding assets. The management of BCM considered its 10,300 share investment in us to be of little or no value, and they deemed it appropriate to request cancellation of the shares and thereby remove the shares from the books and records of BCM.


On January 5, 2004, Business World I.T. Inc. agreed to begin market research, calling of potential customers and preparing sales strategy and literature for us. We will pay Business World $30,000 (CDN) for their services under the agreement. Business World is controlled by Ted DeVries, an experienced marketer and salesman. Ted DeVries is a brother to John DeVries, who is also an officer, director, and shareholder of the Firm Foundation, which owns 863,125 of our shares.


We plan to bring the company into an operational state by securing temporary debt financing of approximately $20,000 from Peter Buckley, our President. In March 2004, he provided us with a $9,000 loan, and the loan is unsecured, non-interest bearing and is due on demand. Mr. Buckley has orally committed to providing the $11,000 balance of such financing, and we plan to secure such financing in April 2004. Mr. Buckley has indicated that he will provide such financing even if his shares are sold in this offering; however, he is not legally obligated to provide such financing.


            Market for Common Equity and Related Stockholder Matters
            --------------------------------------------------------

Reports to Security Holders.
----------------------------

Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

When we become a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that website is http://www.sec.gov.


There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. Of our 9,361,605 shares outstanding, 8,936,605 shares could be sold pursuant to Rule 144 pursuant to the Securities Act of 1933. We have agreed to register 9,358,885 of our issued and outstanding shares pursuant to a registration statement of which this prospectus forms a part. The approximate number of holders of record of shares of our common stock is two hundred seventy-two (272).


There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

Stock Redemption.
-----------------


At such time as the registration statement, of which this prospectus forms a part, becomes effective, we will offer each holder of record of shares of our common stock the opportunity to redeem up to ten shares of our common stock for one cent ($0.01) per share. As of March 26, 2004, (i) the approximate number of holders of record of shares of our common stock is two hundred seventy-two
(272); (ii) approximately two thousand five hundred and fifty (2,550) shares would be subject to the redemption offer; and (iii) the approximate cost to us to redeem those shares, assuming all holders redeem their shares and excluding any offering costs, would be $25.50. We will offer the redemption pursuant to the terms of a stock redemption agreement, the form of which is included as an exhibit to the registration statement, of which this prospectus forms a part. The term of the offer of redemption is one year from the date that the registration statement, of which this prospectus forms a part, becomes effective.


Penny Stock Regulation.
-----------------------

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

     o a description of the nature and significance of risk in the market for penny stocks in both public offerings and secondary trading;
     o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;
     o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
     o    a toll-free telephone number for inquiries on disciplinary actions;
     o definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
     o such other information and is in such form (including language, type, size and format), as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

     o    the bid and offer quotations for the penny stock;
     o the compensation of the broker-dealer and its salesperson in the transaction;
     o the number of shares to which such bid and ask prices apply, or other comparable information relating to the size and liquidity of the market for such stock; and
     o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

                             Executive Compensation
                             ----------------------

We currently have only one director and one officer, Peter Buckley. He therefore currently controls his own compensation.

Summary Compensation Table.
---------------------------

Mr. Buckley, our Chief Executive Officer, does not receive, nor has he ever received, any compensation from us. We anticipate compensating Mr. Buckley, and any future executive officers for their future services, only if we obtain adequate financing which would enable us to do so after paying all other necessary operating expenses.

Compensation of Directors.
--------------------------

Our sole director, Peter Buckley, receives no extra compensation for his service on our Board of Directors.

                  Changes in and Disagreements with Accountants
                  ---------------------------------------------
                     on Accounting and Financial Disclosure
                     --------------------------------------

There have been no disagreements with our accountants since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.

                                     Experts
                                     -------


Our financial statements as of December 31, 2003 and 2002 and for each of the years in the three year period ended December 31, 2003 and for the period from inception (August 12, 1998) to December 31, 2003, appearing in this prospectus which is part of a Registration Statement have been audited by KPMG LLP and are included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP on the December 31, 2003 and 2002 financial statements includes an explanatory paragraph that states that we have not generated revenues and have an accumulated deficit since inception which raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                             Additional Information
                             ----------------------

We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the common stock offered by the selling security holders. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information regarding our company and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement.

               Financial Statements

               ZOMEX DISTRIBUTION INC.
               -----------------------

               (A Development Stage Enterprise)

               $ United States

               December 31, 2003 and 2002

[K] [P] [M] [G]
                KPMG LLP
                Chartered Accountants                   Telephone (250) 979-7150
                300-1674 Bertram Street                 Telefax (250) 763-O044
                Kelowna, BC  V1Y 9G4                    www.kpmg.ca
                Canada



INDEPENDENT AUDITORS' REPORT
----------------------------


To the Directors and Stockholders of Zomex Distribution Inc.

We have audited the balance sheets of Zomex Distribution Inc. (a development stage enterprise) as at December 31, 2003 and 2002 and the related statements of loss, stockholders' deficiency and comprehensive loss and cash flows for each of the years in the three year period ended December 31, 2003 and the period from inception (August 12, 1998) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zomex Distribution Inc. as at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2003 and the period from inception on August 12, 1998 to December 31, 2003, in accordance with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has not generated revenues and has an accumulated deficit since inception of $94,119 to December 31, 2003. These factors, among others, as discussed in note 1(a), raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1(a). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




signed "KPMG LLP"

Chartered Accountants

Kelowna, Canada

February 27, 2004






KPMGLLP, a Canadian owned limited liability partnership is the Canadian member firm of KPMG International, a Swiss nonoperating association.

ZOMEX DISTRIBUTION INC.
-----------------------
(A Development Stage Enterprise)
Balance Sheets

$ United States

December 31, 2003 and 2002

================================================================================================
                                                                        2003                2002
------------------------------------------------------------------------------------------------

Assets

Current assets
     Cash                                                   $             20    $             80

Software                                                               9,372               9,372
Accumulated depreciation                                              (9,372)             (9,372)
------------------------------------------------------------------------------------------------
                                                                           -                   -

------------------------------------------------------------------------------------------------
                                                            $             20    $             80
================================================================================================


Liabilities and Stockholders' Deficiency

Current liabilities:
    Stockholder loan (note 2)                               $         74,867    $         39,520
    Promissory notes (note 3)                                          3,600               9,900
    --------------------------------------------------------------------------------------------
                                                                      78,467              49,420

Promissory notes (note 3)                                              6,300                   -

Stockholders' deficiency
    Capital stock
      Authorized:
          10,000,000 non-voting preferred shares with a
                     par value of $0.001 each
         100,000,000 common shares with a par value of
                     $0.001 each
      Issued:
           9,361,605 (2002 - 9,371,905) common shares                  9,362               9,372
           Additional paid-in capital                                     10                   -
    Deficit accumulated during the development stage                 (94,119)            (58,712)
    --------------------------------------------------------------------------------------------
                                                                     (84,747)            (49,340)
Subsequent events (note 4)
------------------------------------------------------------------------------------------------
                                                            $             20    $             80
================================================================================================


See accompanying notes to financial statements.

ZOMEX DISTRIBUTION INC.
-----------------------
(A Development Stage Enterprise)
Statements of Loss

$ United States


=================================================================================================================
                                       From inception                    Year ended December 31,
                                    (August 12, 1998)                    -----------------------
                                 to December 31, 2003                2003                2002                2001
-----------------------------------------------------------------------------------------------------------------

Expenses
  General and administrative         $         84,747    $         35,407       $       3,295    $         36,345
  Depreciation                                  9,372                   -                   -                   -
  ---------------------------------------------------------------------------------------------------------------
                                               94,119              35,407               3,295              36,345

-----------------------------------------------------------------------------------------------------------------
Loss                                 $        (94,119)   $        (35,407)      $      (3,295)   $        (36,345)
=================================================================================================================


Weighted average number of
  common shares outstanding,
  basic and diluted                         8,432,551           9,370,522           9,371,905           9,371,905

Loss per common share, basic
  and diluted                        $          (0.01)   $          (0.00)      $       (0.00)   $          (0.00)
=================================================================================================================

ZOMEX DISTRIBUTION INC.
-----------------------
(A Development Stage Enterprise)
Statement of Stockholders' Deficiency and Comprehensive Loss

$ United States

Years ended  December 31, 2003,  2002,  2001 and 2000 and period from  inception
(August 12, 1998) to December 31, 2003.

============================================================================================================
                                           Capital Stock
                                      -----------------------                         Deficit
                                                                                  Accumulated
                                                  Common Shares     Additional     During the
                                                  -------------        Paid-in    Development
                                          Number         Amount        Capital          Stage          Total
------------------------------------------------------------------------------------------------------------


Balance at inception,
  (August 12, 1998)                            -   $          -   $          -   $          -   $          -

Comprehensive loss
  Loss                                         -              -              -         (9,590)        (9,590)

------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                     -              -              -         (9,590)        (9,590)

Shares issued on acquisition
  of software                          9,371,905          9,372              -              -          9,372

Comprehensive loss
     Loss                                      -              -              -         (4,736)        (4,736)

------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999             9,371,905          9,372              -        (14,326)        (4,954)

Comprehensive loss
     Loss                                      -              -              -          4,746)        (4,746)

------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000             9,371,905          9,372              -        (19,072)        (9,700)

Comprehensive loss
     Loss                                      -              -              -        (36,345)       (36,345)

------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001             9,371,905          9,372              -        (55,417)       (46,045)

Comprehensive loss
     Loss                                      -              -              -         (3,295)        (3,255)

------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002             9,371,905          9,372              -        (58,712)       (49,340)

Shares surrendered and cancelled         (10,300)           (10)            10              -              -

Comprehensive loss
     Loss                                      -              -              -        (35,407)       (35,407)

------------------------------------------------------------------------------------------------------------
Balance, December 31, 2003             9,361,605   $      9,362   $         10   $    (94,119)  $    (84,747)
============================================================================================================


See accompanying notes to financial statements.

ZOMEX DISTRIBUTION INC.
-----------------------
(A Development Stage Enterprise)
Statements of Cash Flows

$ United States

========================================================================================================================
                                             From inception                     Year ended December 31,
                                           (August 12, 1998)                 -----------------------------
                                        to December 31, 2003                    2003            2002                2001
------------------------------------------------------------------------------------------------------------------------

Cash provided by (used in):

Operating activities
  Cash paid to service providers
    (note 4)                                $        (84,747)   $        (35,407)   $         (5,060)   $        (34,580)

Financing activities
  Loan from stockholder                               74,867              35,347               5,000              34,520
  Proceeds from issuance on
    promissory notes                                  16,200                   -                   -                   -
  Repayment of promissory notes                       (6,300)                  -                   -                   -
  ----------------------------------------------------------------------------------------------------------------------
                                                      84,767              35,347               5,000              34,520

------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash                               20                 (60)                (60)                (60)

Cash, beginning of period                                  -                  80                 140                 140

------------------------------------------------------------------------------------------------------------------------
Cash, end of period                         $             20    $             20    $             80    $             80
========================================================================================================================

Supplemental cash flow information:
  Interest paid                             $              -    $              -    $              -    $              -
  Income taxes paid                                        -                   -                   -                   -


Non-cash investing and financing
  activities
  Shares issued on acquisition of
      software                              $          9,372    $              -    $              -    $              -
========================================================================================================================


See accompanying notes to financial statements.

ZOMEX DISTRIBUTION INC.
-----------------------
(A Development Stage Enterprise)
Notes to Financial Statements

$ United States

Years ended December 31, 2003, 2002 and 2001

================================================================================


The Company was incorporated under the laws of the State of Nevada on August 12, 1998. The Company's principal activity is software development.

1.   Significant accounting policies:
-------------------------------------

     (a)  Going concern

          These financial statements have been prepared on a going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of business. As shown in the financial statements, the Company has not generated revenues and has an accumulated deficit since inception of $94,119 to December 31, 2003. As at December 31, 2003, the Company is in default of certain promissory notes and had a working capital deficiency of $78,447, respectively. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent on its ability to generate future profitable operations and to receive continued financial support from its stockholders and other investors. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

          Management's plans with respect to generating future profitable operations include the development of its software, which management estimates will require $550,000 of development expenditures over the next twelve months. In addition, management anticipates that certain stockholders will provide additional funds in the form of stockholder loans to finance continued operations and that the Company will be able to obtain additional funding through public or private sales of its securities. Such financing may not be available or may not be available on reasonable terms. To date, the Company has only received a verbal commitment of $20,000 from the Company's President. The resolution of this going concern issue is dependent on the realization of management's plans. If management is unsuccessful in raising financing, the Company will be required to cease operations.

     (b)  Use of estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Management reviews these estimates on an annual basis and, where necessary, makes adjustments prospectively.

     (c)  Software

          Software  is  recorded  at  cost.   Depreciation   is  provided  on  a
          straight-line basis over 2 years.

ZOMEX DISTRIBUTION INC.
-----------------------
(A Development Stage Enterprise)
Notes to Financial Statements (continued)

$ United States

Years ended December 31, 2003, 2002 and 2001

================================================================================


1.   Significant accounting policies (continued):
-------------------------------------------------

     (d)  Loss per share

          Basic loss per share has been calculated using the weighted average number of common shares outstanding during the period. As the Company has a loss in each of the periods presented, basic and diluted loss per share are the same.

     (e)  Income taxes

          The Company accounts for income taxes by the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          Although the Company has loss carryforwards available, no amount has been reflected on the balance sheet for deferred income taxes as any deferred income tax asset has been fully offset by a valuation allowance.

     (f)  Financial instruments

          The fair value of cash and accounts payable and accrued liabilities approximate their carrying value due to the relatively short period to their maturity. The fair value of promissory notes payable and the stockholder loan are not determinable due to the related party nature of the amounts and absence of an active trading market for such instruments. The maximum credit risk exposure for all financial assets is the carrying amount of that asset.

2.   Stockholder loan:
----------------------

     The stockholder loan is unsecured, non-interest bearing and is due on demand.

3.   Promissory notes:
----------------------

     The promissory notes are unsecured, non-interest bearing and were due on March 16, 2001. On December 16, 2003, holders of promissory notes totaling $6,300 agreed to renew their promissory notes with a due date of December 16, 2005. All of the promissory notes are payable to related parties who are stockholders or relatives of stockholders of the Company. The $3,600 in promissory notes which have not been renewed and are due on demand and the note holders have taken no action to enforce repayment.

ZOMEX DISTRIBUTION INC.
-----------------------
(A Development Stage Enterprise)
Notes to Financial Statements (continued)

$ United States

Years ended December 31, 2003, 2002 and 2001

================================================================================


4.   Subsequent events:
-----------------------

     Subsequent to December 31, 2003, the Company entered into a contractual agreement with a commonly owned company for market research activities for fees of approximately CDN $30,000. Subsequent to December 31, 2003, the Company entered into a contractual agreement with an unrelated company for software architectural and design services for fees of approximately CDN $35,000.

5.   Supplementary cash flow information
----------------------------------------

     Reconciliation of loss to cash used in operating activities


========================================================================================================================
                                              From inception                    Year ended December 31,
                                             (August 12, 1998)              -------------------------------
                                          to December 31, 2003              2003                2002                2001
------------------------------------------------------------------------------------------------------------------------

Loss                                        $        (94,119)   $        (35,407)   $         (3,295)   $        (36,345)
Non-cash item - deprecation                            9,372                   -                   -                   -
Change in non-cash operating
  working capital
     Accounts payable                                      -                   -              (1,765)             (1,765)

------------------------------------------------------------------------------------------------------------------------
Cash used in operating activities           $        (84,747)   $        (35,407)   $         (5,060)   $        (34,580)
========================================================================================================================

                                     PART II
                                     -------

                    Indemnification of Directors and Officers
                    -----------------------------------------

Section 78.7502 of the Nevada General Corporation Law provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to or is involved in any pending, threatened, or completed civil, criminal, administrative, or arbitration action, suit, or proceeding, or any appeal therein or any inquiry or investigation which could result in such action, suit, or proceeding, because of his or her being or having been our director, officer, employee, or agent or by reason of his or her being or having been a director, officer, employee, or agent of any other corporation, partnership, joint venture, trust or other enterprise, serving as such at our request, from and against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 78.7502 of the Nevada General Corporation Law also provides for mandatory indemnification to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of certain claims, issues or matters.

Article VIII of our Articles of Incorporation provides that we shall indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, judicial, administrative or investigative, by reason of the fact that he or she is or was serving at our request as a director, officer or member of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith or in a manner he or she reasonably believed to be in our best interests. With respect to any criminal action or proceeding, he or she must have had no reasonable cause to believe his or her conduct was unlawful. Article VIII of our Articles of Incorporation also provides that:

     o we shall indemnify any officer or director who has been successful on the merits, or otherwise, in defense of any action, suit, or proceeding against all expenses reasonably incurred by him or herein connection with out the necessity of an independent determination that such director or officer met any appropriate standard of conduct;
     o such indemnification shall continue as to any person who has ceased to be an officer or director; and
     o we shall have the power to make any other or further indemnification except an indemnification against gross negligence or willful misconduct, under any resolution or agreement duly adopted by our board of directors, or duly authorized by a majority of our shareholders.

Article IX of our Articles of Incorporation provides that no director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, that the foregoing shall not apply to any liability of a director for any action for which the Nevada Business Corporation Act proscribes this limitation, and then only to the extent that this limitation is specifically proscribed.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

                           Indemnification Agreements
                           --------------------------

We anticipate that we will enter into indemnification agreements with each of our directors and executive officers pursuant to which we will agree to indemnify each such director and officer for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director. To be entitled to indemnification by us, such director and officer must have acted in good faith and in a manner such officer believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful. We currently have only one officer and director, Peter Buckley, but we have not yet entered into any indemnification agreement with him.

(begin boldface)
Insofar as indemnification for liabilities resulting from the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. (end boldface)

                   Other Expenses of Issuance and Distribution
                   -------------------------------------------

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The estimated expenses of issuance and distribution are set forth below.

Registration Fees (1)                           Approximately $2.37
Transfer Agent Fees                             Approximately $500.00
Costs of Printing and Engraving                 Approximately $400.00
Legal Fees                                      Approximately $20,000.00
Accounting Fees                                 Approximately $10,000.00
(1)  Registration fees of $223.99 have been previously paid.

                     Recent Sales of Unregistered Securities
                     ---------------------------------------

There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

On February 26, 1999, we agreed to purchase software known as "Convention System" from Trans-National Software Distributors, Ltd. in exchange for 9,371,905 of our common shares. At that time, Peter Buckley controlled both Trans-National and us. Mr. Buckley determined that, because Trans-National owned the Convention System software, the shareholders of Trans-National Software Distributors, Ltd. each held an undivided interest in the Convention System software in proportion to each shareholder's ownership of common shares of Trans-National Software Distributors, Ltd. We, therefore, issued our common shares directly to the Trans-National Software Distributors, Ltd. shareholders in exchange for the Convention System software.

This transaction was not the result of arm's-length negotiations and its terms and conditions were determined entirely by Mr. Buckley. He determined that the fair value of the acquired software was $9,371.91 and the value of our common stock was the par value of $.001 per share. This valuation approximated the value of the software on the books of Trans-National ($10,000) at that time.

The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated pursuant to that Act by the Securities and Exchange Commission.

                                    Exhibits
                                    --------

Copies of the following documents are filed with this Registration Statement as exhibits:

Exhibit No.
-----------

3.1               *Articles of Incorporation (Charter Document)
3.2               *Bylaws

4.0               Form of Stock Redemption Agreement

5.0               Opinion Re: Legality
10.0              *Bill of Sale and Exchange Agreement
10.1              Contract for Services between Sierra Strategic Design, Inc.
                  and Zomex Distribution Inc., dated as of January 5, 2004
10.2 Contract for Services between Business World I.T. Inc. and Zomex Distribution Inc., dated as of January 5, 2004

10.3              Promissory Note held by Peter Buckley
10.4              Promissory Note held by Ralph Bromley
10.5              Promissory Note held by Ingrid Wagner
10.6              Promissory Note held by David DeVries
10.7              Promissory Note held by Luke Stack
10.8              Promissory Note held by Dave Goertz
10.9              Promissory Note held by 453816 BC Ltd.
10.10             Promissory Note held by Ken Hogenes
10.11             Promissory Note held by Bob Young
10.12             Promissory Note held by Sandra Devries
10.13             Promissory Note held by Joanna Devries

11.0              *Statement Re: Computation of Per Share Earnings
23.1              Consent of Independent Accountants
23.2              **Consent of Counsel
24.0              *Power of Attorney

*Previously filed with the Securities and Exchange Commission on July 25, 2001 as exhibits to our Registration Statement on Form SB-2.
** Included in Exhibit 5

                                  Undertakings
                                  ------------

A. Insofar as indemnification for liabilities arising pursuant to the Securities Act of 1933 may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification regarding such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, litigation or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B.   We hereby undertake:


     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          b. To specify in the prospectus any facts or events occurring after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          c. To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability pursuant to the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   Signatures
                                   ----------


In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this Amendment No. 5 to our Registration Statement to be signed on our behalf by the undersigned, in the city of Peachland, British Columbia, Canada, on March 26, 2004.


Zomex Distribution, Inc.,
a Nevada corporation


/s/ Peter Buckley
-------------------------------
Peter Buckley
Its: President, Principal Executive, Financial, and Accounting Officer, Sole Director


In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed on this day of March 26, 2004, the following persons in the capacities and on the dates stated:




/s/ Peter Buckley
-------------------------------
Peter Buckley
President, Principal Executive, Financial, and Accounting Officer, Sole Director

                                Index of Exhibits
                                -----------------



Exhibit No.
-----------

3.1                *Articles of Incorporation (Charter Document)
3.2                *Bylaws

4.0                Form of Stock Redemption Agreement

5.0                Opinion Re: Legality
10.0               *Bill of Sale and Exchange Agreement
10.1                Contract for Services between Sierra Strategic Design,  Inc.
                    and Zomex Distribution Inc., dated as of January 5, 2004
10.2 Contract for Services between Business World I.T. Inc. and Zomex Distribution Inc., dated as of January 5, 2004

10.3               Promissory Note held by Peter Buckley
10.4               Promissory Note held by Ralph Bromley
10.5               Promissory Note held by Ingrid Wagner
10.6               Promissory Note held by David DeVries
10.7               Promissory Note held by Luke Stack
10.8               Promissory Note held by Dave Goertz
10.9               Promissory Note held by 453816 BC Ltd.
10.10              Promissory Note held by Ken Hogenes
10.11              Promissory Note held by Bob Young
10.12              Promissory Note held by Sandra Devries
10.13              Promissory Note held by Joanna Devries

11.0               *Statement Re: Computation of Per Share Earnings
23.1               Consent of Independent Accountants
23.2               **Consent of Counsel
24.0               *Power of Attorney

*Previously filed with the Securities and Exchange Commission on July 25, 2001 as exhibits to our Registration Statement on Form SB-2.
** Included in Exhibit 5